UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12
AZZ INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

June 1, 2021
Dear Valued Shareholders:
It is my pleasure to invite you to join us for AZZ Inc.’s 2021 Annual Meeting of Shareholders, which will take place on Tuesday, July 13, 2021, at 10:00 a.m. local time, at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107. Details regarding the business to be conducted at the 2021 Annual Meeting are more fully described in the accompanying materials.
All shareholders are invited to attend the meeting. Your vote is very important to our business and continued success. I hope you will exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials, or the paper or electronic copy of our proxy materials you received for the meeting.
I would like to thank AZZ’s Board of Directors for all of their contributions to our Company. Our Board provides critical oversight of our corporate initiatives and is involved in the development and implementation of our corporate strategy, with a focus on delivering shareholder value.
Fiscal year 2021 was a challenging year, largely defined by the COVID-19 pandemic, which had a significant impact on our operations and financial results. Despite the challenging global environment, we achieved our 34th consecutive year of profitability, returned capital to our shareholders by repurchasing over 1.2 million shares of common stock in the open market (investing approximately $48.3 million in stock repurchases) and paid $17.6 million in dividends.
In fiscal year 2021, we also added two new directors to our board, Ms. Carol R. Jackson and Mr. Clive A. Grannum, resulting in five of our nine directors having a tenure of five years or less, further executing on the Company’s commitment to board refreshment, and bringing additional diversity of thought and experience to the Board.
Additionally, over the past 18 months, we have:
•	Focused on enhancing our environmental, social and governance (“ESG”) programs and practices;
•
Formed a Sustainability Council, led by the Company’s Chief Legal Officer, with members of the Council selected based on their knowledge of sustainability issues and cross-functional expertise in the AZZ business;

•	Disclosed our ESG and sustainability principles within a newly created ESG microsite located on AZZ’s website;
•	Amended our Nominating and Corporate Governance Committee Charter for the committee to provide oversite of the Company’s ESG policies and sustainability practices;
•	Amended the Company’s Code of Conduct and Corporate Governance Guidelines to reflect the Company’s commitment to sustainability, diversity, equality and inclusion;
•	Enhanced the leadership structure in each of the Company’s business segments to include a Chief Operating Officer;
•	Restructured and enhanced the Company’s finance team focusing on continued improvement in the Company’s internal controls over financial reporting;
•	Expanded the role of our Senior Vice President of Marketing to include investor relations and shareholder engagement, to regularly engage in active dialogue with our shareholders; and
•	Retained external financial advisors to expedite the Board’s ongoing comprehensive review of our Company portfolio.
AZZ’s guiding priority is to actively pursue initiatives to drive long-term growth and enhance shareholder value. We do this by investing in product innovation and making selective acquisitions and dispositions to strengthen our portfolio offerings and achieve higher economies of scale.
On behalf of AZZ Inc.’s Board of Directors, its officers and employees, I would like to express our sincere appreciation of your continued investment and support and we look forward to our 2021 Annual Meeting of Shareholders.
Sincerely,

Thomas E. Ferguson
Director, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 13, 2021
To the Shareholders of AZZ Inc.:
Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of AZZ Inc. (hereinafter, the “Company” or “AZZ”) will be held as follows:
TIME AND DATE:	10:00 a.m., local time, July 13, 2021

LOCATION:	One Museum Place, 3100 West 7th Street, 4th Floor, Fort Worth, Texas 76107

PROPOSALS:	I.	Elect the nine (9) director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors, each for a one-year term.

	II.	Vote for an advisory approval of a non-binding resolution approving the Company’s executive compensation program.

	III.	Vote for an advisory approval on determining the frequency of Say-on-Pay votes.

	IV.	Vote for the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2022.

	V.	To transact any other business which may properly come before the Annual Meeting or any adjournment.

RECORD DATE:	You can attend and vote your shares at the Annual Meeting if you were a shareholder of record of the Company’s common stock at the close of business on May 14, 2021 (the “Record Date”).

NOTICE:	A Notice Regarding the Availability of Proxy Materials (the “Notice”) was mailed to shareholders on or about June 1, 2021.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

AZZ’s Proxy Statement and Fiscal Year 2021 Annual Report are available at www.proxyvote.com
VOTING:
Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

	•	Call the toll-free telephone number shown in the instructions included on your Notice;
	•	Vote via the Internet on the website as described in the instructions included on your Notice; or
	•	If you receive a paper copy of the proxy materials, complete, sign, date, and return your proxy card or voting form.
By Order of the Board of Directors,

Tara D. Mackey
Chief Legal Officer and Secretary

PROXY STATEMENT SUMMARY
This summary below highlights information contained elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references below are supplied to help you find additional information in this Proxy Statement.
2021 Annual Meeting of Shareholders

Date and Time July 13, 2021, 10:00 a.m., local time	Place AZZ Inc., One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107	Notice We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about June 1, 2021.

Voting Holders of shares of common stock as of the Record Date are entitled to vote on all matters.	Record Date May 14, 2021
Voting Matters
Item	Company Proposals	Board Vote Recommendation	Page
1.	Election of nine (9) directors	FOR each director nominee	11
2.	Approval, on an advisory basis, of the Company’s executive compensation program	FOR	37
3.	Advisory vote on determining the frequency of “Say-on-Pay” votes	FOR 1 YEAR	38
4.	Ratification of the appointment of Grant Thornton, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2022	FOR	74

How to Vote You can vote by any of the following methods:	Internet (www.proxyvote.com) until 11:59 p.m. Eastern Time, on July 12, 2021;	By Mail. Completing, signing and returning your proxy or voting instruction card before July 13, 2021; or
	Telephone (1-800-690-6903) until 11:59 p.m. Eastern Time, on July 12, 2021;	In person, at the Annual Meeting, if you are a registered shareholder as of the Record Date. You may deliver a completed proxy card or vote by ballot at the meeting.
1	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Corporate Governance Highlights
✔	Eight out of nine director nominees are independent	✔	Independent committee chairs and members
✔	Commitment to continuous board refreshment and diversity	✔	Separate chairman and Chief Executive Officer
✔	Annual election of all directors	✔	Regular executive sessions of independent directors
✔	Majority voting for directors	✔	Risk oversight by full board and committees
✔	Stock ownership guidelines for directors and officers	✔	Annual board and committee self-evaluations
Director Nominees
Name	Age	Director Since	Independent	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Other Public Company Boards
Daniel E. Berce President and Chief Executive Officer, General Motors Financial Company	67	2000	✔				2
Paul Eisman Former President and Chief Executive Officer, Alon USA Energy, Inc.	65	2016	✔				—
Daniel R. Feehan Chairman of the Board, FirstCash, Inc.	70	2000	✔				2
Thomas E. Ferguson President and Chief Executive Officer, AZZ Inc.	64	2013					—
Clive A. Grannum President, Performance Alloys and Composites, Materion Corporation	55	2021	✔				—
Carol R. Jackson President, Chief Executive Officer and Chairman of the Board, HarbisonWalker International	49	2021	✔				1
Venita McCellon-Allen Former President and Chief Operating Officer, Southwestern Electric Power Company	61	2016	✔				—
Ed McGough Senior Vice President, Global Manufacturing and Technical Operations, Alcon, Inc.	60	2017	✔				—
Steven R. Purvis Trustee and Portfolio Manager, Luther King Capital Management	56	2015	✔				—
Chair
Member
2	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Named Executive Officers
Name	Age	Position	Since	Previous Position
Thomas E. Ferguson	64	President and Chief Executive Officer	2013	Chief Executive Officer, FlexSteel Pipeline Technologies, Inc.
Philip Schlom	56	Senior Vice President and Chief Financial Officer	2020	Interim Chief Financial Officer and Chief Accounting Officer, AZZ Inc.
Tara D. Mackey	51	Chief Legal Officer and Secretary	2014	Chief Legal Counsel and Corporate Secretary, First Parts, Inc.
Gary Hill	56	Chief Operating Officer – Infrastructure Solutions	2020	President and General Manager – Industrial Platform, AZZ Inc.
Bryan Stovall	56	Chief Operating Officer – Metal Coatings	2020	President – AZZ Galvanizing Solutions, AZZ Inc.
Executive Compensation Highlights
Compensation Philosophy and Objectives
Our key compensation objectives are to attract and retain high performance leaders, reward results, drive future strategic growth and align the interests of our executives with those of our shareholders. We use the following principles to effect these objectives:
What We Do
✔
A significant portion of our executive officers’ total compensation is based on the Company’s performance and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.
		✔	The compensation committee engages an independent executive compensation consultant.
✔	Performance measures are highly correlated to the creation of shareholder value.	✔	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives and the Company’s industry peers.
✔	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.	✔	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✔	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performance executive talent.	✔	We provide a limited number of employment agreements and executive perquisites.
✔	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.	✔	We have stock ownership guidelines for directors and executive officers.
✔
Our equity awards are equally weighted between time-vested restricted stock units, which vest ratably over a three-year period, and performance share units, which require achievement of financial performance metrics over a three-year performance cycle.

What We Don’t Do
✘	We do not provide tax gross ups.	✘	We do not pay dividends or dividend equivalents on unearned RSUs or PSUs until they vest.
✘	We do not recycle shares withheld for taxes.	✘	We do not reprice underwater equity awards.
✘	We do not permit pledging or hedging of Company securities.	✘	We do not have pension or supplemental executive retirement plans.
3	Proxy Statement

PROXY STATEMENT SUMMARY (Cont.)

Fiscal Year 2021 Executive Compensation Program Elements
Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based upon experience and on responsibilities of the position. Reviewed annually for potential adjustments based on market rates for each position, individual performance and scope of responsibilities.

	Annual Incentive Opportunity	Annual cash incentive for achievement of specific annual financial operating results and a qualitative component relating to managing operations and liquidity during a COVID disrupted year.
Long-Term Incentives	Restricted Stock Units
Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalents accrue with respect to dividends awarded during the vesting period and will not be paid unless and until the underlying award vests.

Performance Share Units
Three-year pre-determined financial performance metric settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will vest if, and when the PSUs to which such dividend equivalents relate become vested.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1% and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Severance Plan	Sets standard benefit guidelines for executives in the event of severance and is available to all U.S. employees (except for NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for senior executives upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exam.
Fiscal Year 2021 Total Direct Compensation Mix

4	Proxy Statement

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 13, 2021
The board of directors of AZZ Inc. (the “Company” or “AZZ”) is soliciting proxies for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). You are receiving this Proxy Statement because you own shares of AZZ common stock that entitle you to vote at the Annual Meeting. This Proxy Statement contains information on Annual Meeting matters to assist you in voting your shares.
QUESTIONS AND ANSWERS
Proxy Materials and Voting Information
Why am I receiving these materials?
AZZ has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on Tuesday, July 13, 2021 at 10:00 a.m. local time at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to shareholders on or about June 1, 2021. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These materials include:
•	This Proxy Statement for the Annual Meeting; and
•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2021 (the “Annual Report”).
If you requested printed versions by mail, these materials also include the proxy card and voting instructions for the Annual Meeting.
What items will be voted on at the Annual Meeting?
You will be voting on the following:
•	The election of nine (9) nominees to the Company’s board of directors named in this Proxy Statement, each to serve for a one year term (Proposal 1);
•	A non-binding advisory resolution to approve AZZ’s executive compensation program (Proposal 2);
•	A non-binding advisory vote on determining the frequency of “Say-on-Pay” votes (Proposal 3); and
•	Ratification of the appointment of Grant Thornton LLP to serve as AZZ’s independent registered public accounting firm for the fiscal year ending February 28, 2022 (Proposal 4).
We also will consider any other business that may properly come before the meeting.
What are the Board of Directors’ voting recommendations?
The board of directors recommends that you vote your shares:
•	“FOR” the election of the nine (9) nominees to serve on the Board for a one year term (Proposal 1);
•	“FOR” the approval of AZZ’s executive compensation program (Proposal 2);
•	“FOR 1 Year” on the approval of the frequency of Say-on-Pay votes (Proposal 3); and
•	“FOR” the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2022 (Proposal 4).
5	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, AZZ uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy are detailed in the Notice. In addition, shareholders are always able to request printed proxy materials by mail or electronically info@azz.com. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with printing and mailing hard copies of proxy materials.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:
•	View the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at www.azz.com/investor-relations. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
Each share of the Company’s common stock is entitled to one vote on each matter. Only shareholders of record as of the close of business on May 14, 2021, the Record Date, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. In addition to shareholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below. As of the Record Date, approximately 25,014,715 shares of the Company’s common stock were issued and outstanding.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was delivered directly to you by the Company.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by your financial investment organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
If you are a shareholder of record, there are four ways to vote:
In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
By Telephone. If you request printed copies of the proxy materials by mail or viewed electronic copies, you may vote by proxy by calling the toll free number found on the proxy card.
By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
6	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, there are four ways to vote:
In person. If you are a beneficial owner of shares held in street name and you want to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive and a valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must provide both the copy of the legal proxy and your completed ballot to the inspector of election.
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.
By Telephone. If you request printed copies or viewed electronic copies of the proxy materials, you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.
What is the quorum requirement for the Annual Meeting?
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business, commonly referred to as a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:
•	Are entitled to vote and you are present in person at the Annual Meeting; or
•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card by mail.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by AZZ’s board of directors; or
•	Sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Thomas E. Ferguson and Philip Schlom, will vote your shares in the manner recommended by AZZ’s board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on routine matters but is not permitted to vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”
7	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Which ballot measures are considered “routine” or “non-routine”?
The election of directors (Proposal 1), the non-binding advisory resolution approving the Company’s executive compensation program (Proposal 2), and the non-binding advisory vote to determine the frequency of Say-on-Pay votes (Proposal 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote your shares without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1, 2 and 3.
The proposal for the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2022 (Proposal 4) is considered a routine matter under applicable rules. A broker or other nominee may generally vote your shares on routine matters, and therefore no broker non-votes are expected in connection with Proposal 4.
What is the voting requirement to approve each of the proposals?
The following table sets forth the voting requirement with respect to each of the proposals:
Proposal	Voting Requirement
1. Election of nine (9) director nominees named in this Proxy Statement, each for a one year term.
Each director must be elected by a majority of the votes cast. A majority of votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any director not elected by a majority is expected to tender to the board his or her resignation promptly following the certification of election results pursuant to the Company’s Bylaws. The nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject such resignation. The board will act on such recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

2. Approval, on a non-binding advisory basis, of the Company’s executive compensation program.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

3. Approval, on a non-binding advisory basis, the frequency of Say- on-Pay votes.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the frequency option (one year, two years or three years) that receives the greatest number of votes shall be passed.

4. Ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2022.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.
With respect to the election of directors (Proposal 1), under the majority voting policy adopted by the Company in 2014, broker non-votes and abstentions, which have the same effect as “against” votes, could cause a director nominee to fail to obtain the required affirmative votes of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.
With respect to each of Proposals 2, 3 and 4, broker non-votes and abstentions could prevent the proposal from receiving the required affirmative votes of a majority of the shares present or represented by proxy and voting at the Annual Meeting assuming that the number of shares present or represented by proxy at the Annual Meeting are sufficient to constitute a quorum.
In order to minimize the number of broker non-votes, the Company strongly encourages you to vote or to provide voting instructions with respect to each proposal to the organization that beneficially holds your shares by carefully following the instructions provided in the Notice.
8	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107 prior to the Annual Meeting.
Who will serve as the inspector of election?
A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•	As necessary to meet applicable legal requirements;
•	To allow for the tabulation and certification of votes; and
•	To facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to AZZ’s management team and the board of directors.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will disclose the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.
How can I attend the Annual Meeting?
Admission to the Annual Meeting is limited to AZZ shareholders or their proxy holders. In order to be admitted to the meeting, each shareholder must present proof of stock ownership and a valid picture identification, such as a driver’s license or passport. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of AZZ common stock at the close of business on May 14, 2021, the Record Date for the Annual Meeting.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2022 Annual Meeting of shareholders?
Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a shareholder intends to present at the 2022 annual meeting of shareholders (“2022 Annual Meeting of Shareholders”) and wishes to be considered for inclusion in the Company’s Proxy Statement relating to the 2022 Annual Meeting of Shareholders must be received no later than February 1, 2022. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Corporate Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107.
Requirements for Other Shareholder Proposals to Be Brought Before the 2022 Annual Meeting of Shareholders and Director Nominations. Notice of any proposal that a shareholder intends to present at the 2022 Annual Meeting of Shareholders, but does not intend to have included in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107,
9	Proxy Statement

QUESTIONS AND ANSWERS (Cont.)

not earlier than the close of business on March 15, 2022 and not later than the close of business on April 14, 2022. The notice must be submitted by a shareholder of record and must set forth the information required by the Company’s Bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2022 Annual Meeting of Shareholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information regarding how to register your shares directly in your name as a shareholder of record.
10	Proxy Statement

Proposal 1 Election of Directors

Daniel E. Berce
Age: 67
Director Since: 2000
Serves as President and Chief Executive Officer of General Motors Financial Company, Inc.

Paul Eisman
Age: 65
Director Since: 2016
Formerly served as the President and Chief Executive Officer of Alon USA Energy, Inc.

Daniel R. Feehan
Age: 70
Director Since: 2000
Chairman of the Board Since: 2019
Serves as Chairman of the Board of FirstCash, Inc. and AZZ Inc.

Thomas E. Ferguson
Age: 64
Director Since: 2019
Serves as President and Chief Executive Officer of AZZ Inc.

Clive A. Grannum
Age: 55
Director Since: 2021
Serves as President, Performance Alloys and Composites of Materion Corporation

Carol R. Jackson
Age: 49
Director Since: 2021
Serves as President, Chief Executive Officer and Chairman of the Board of HarbisonWalker International

Venita McCellon – Allen
Age: 61
Director Since: 2016
Formerly served as the President and Chief Operating Officer of Southwestern Electric Power Company

Ed McGough
Age: 60
Director Since: 2017
Serves as the Senior Vice President of Manufacturing and Technical Operations at Alcon, Inc.

Steven R. Purvis
Age: 56
Director Since: 2015
Serves as a Principal of Luther King Capital Management

11	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Our Bylaws, as amended, provide that the board of directors will consist of up to 12 members, each serving a one-year term. All of the current members of the board are standing for re-election at the Annual Meeting. Our nominating and corporate governance committee has determined that our current board of directors’ composition of nine directors is sufficient from a governance perspective. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.
Our Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast. If a nominee in an uncontested election does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the board of directors that is subject to acceptance or rejection by the board of directors within 90 days from the date of the certification of the election results. In the event an election of directors is contested, the voting standard will be a plurality of votes cast.
The board of directors has nominated the directors noted below, for election each to serve a one year term expiring at the 2022 Annual Meeting of Shareholders. All of the nominees currently serve as members of the board of directors with a term expiring at this year’s Annual Meeting. Because these elections are uncontested, a nominee for director must receive a majority of the votes properly cast at the meeting in person or by proxy in order to be elected. Therefore, a director nominee who receives more than 50% of votes “FOR” election (measured with respect to the total votes cast with respect to such nominee) will be elected, provided that a quorum is present at the meeting.
Each of the director nominees has consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the beneficial owners of AZZ’s shares as of the Record Date of the Annual Meeting may exercise their discretion to vote for a substitute nominee selected by the board of directors. However, the board of directors has no reason to anticipate that any of the nominees will not be able to serve, if elected.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.
12	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Nominees for Election of Directors:
DANIEL E. BERCE Age: 67 Director Since: 2000 Board Committees: • Audit Committee (Chairman) • Compensation Committee
Daniel E. Berce serves as President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) and has served in this capacity since its acquisition by General Motors Company in October 2010. Mr. Berce also served as AmeriCredit Corp.’s Chief Executive Officer from 2005 until 2010, President from 2003 until 2010 and Chief Financial Officer from 1990 until 2003. He served as a director of Americredit Corp. from 1990 to 2010. Before joining Americredit Corp., Mr. Berce was a partner with Coopers & Lybrand, an accounting firm. Mr. Berce currently serves as a director of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S. and Latin America, and chairman of Arlington Asset Investment Corp., a publicly held investment firm investing primarily in mortgage-related assets.

We believe Mr. Berce’s qualifications to serve on the board of directors include his executive level leadership experience, his experience serving as a Chief Executive Officer of a publicly held company and as a director of multiple publicly held companies, as well as his knowledge of corporate governance, executive compensation, accounting and financial expertise.

PAUL EISMAN Age: 65 Director Since: 2016 Board Committees: • Audit Committee • Nominating and Corporate Governance Committee
Paul Eisman formerly served as the President and Chief Executive Officer of Alon USA Energy, Inc. (“Alon”) and as a director and the President and Chief Executive Officer of Alon USA Partners, LP. He has more than 30 years of refining experience and executive level leadership expertise in refining production and retail business operations. Prior to joining Alon in 2010, Mr. Eisman served as Executive Vice President of Refining and Marketing Operations with Frontier Oil Corporation from 2006 to 2010. From 2003 to 2006, he served as Vice President of KBC Advanced Technologies, a leading consulting firm to the international refining industry. Mr. Eisman served as Senior Vice President, Planning for Valero Energy Corporation from 2001 to 2002. Mr. Eisman also served in various executive leadership roles at Diamond Shamrock Corporation from 1979 to 2001.

We believe Mr. Eisman’s qualifications to serve on the Company’s board of directors include his extensive experience in various executive leadership positions in refining production and retail business operations.

DANIEL R. FEEHAN Age: 70 Director Since: 2000 Chairman of the Board Since: 2019 Board Committees: • Compensation Committee • Nominating and Corporate Governance Committee (Chairman)
Daniel R. Feehan serves as Chairman of the Board of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S and Latin America. Previously, Mr. Feehan served as a director of Cash America International, Inc. (“Cash America”) since 1984 and was Cash America’s Executive Chairman from November 2015 until Cash America’s merger with First Cash Financial Services, Inc. (now FirstCash, Inc.) in September 2016. Prior to that, Mr. Feehan served as Chief Executive Officer of Cash America from 2000 to 2015 and as President from 2000 to 2015. From 1990 to 2000, he served as President and Chief Operating Officer of Cash America. Mr. Feehan also currently serves as a director of Enova International Inc., a publicly held leading provider of online financial services to non-prime consumers and small businesses.

We believe Mr. Feehan's qualifications to serve on the Company’s board of directors include his executive level leadership experience and ability to provide direction and oversight to the Company's financial reporting and business controls, specifically his experience as a Chief Executive Officer of a publicly held company, experience in finance, accounting, strategic planning and experience serving as a director of multiple publicly held companies.

13	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

THOMAS E. FERGUSON Age: 64 Director Since: 2013 Board Committees: • None
Thomas E. Ferguson serves as a non-independent director and as the Company’s President and Chief Executive Officer. Prior to joining AZZ, he was a consultant and served as interim Chief Executive Officer of FlexSteel Pipeline Technologies, Inc., a provider of pipeline technology products and services in 2013. Mr. Ferguson has also served in various executive level leadership roles with Flowserve Corporation, a publicly held global provider of fluid motion and control products, including Senior Vice President from 2006 to 2010, as President of Flow Solutions Group from 2010 to 2012, as President of Flowserve Pump Division from 2003 to 2009, as President of Flow Solutions Division from 2000 to 2002, as Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and as Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999. Mr. Ferguson retired from Flowserve Corporation in 2012.

We believe Mr. Ferguson’s qualifications to serve on the Company’s board of directors include his considerable global business and leadership experience serving as an executive officer of a public company, his domestic and international strategic experience both in the industries in which AZZ operates, and his track record for helping businesses achieve exponential growth, both organically and through acquisitions in the global marketplace.

CLIVE A. GRANNUM Age: 55 Director Since: 2021 Board Committees: • Audit Committee • Compensation Committee
Clive A. Grannum has served as President, Performance Alloys and Composites of Materion Corporation, a leading advanced materials supplier, since 2018. Prior to joining Materion, Mr. Grannum served as Corporate Vice President, Corporate Officer and President – Global Chlorinated Organics at Olin Corporation, a global manufacturer and distributor of chemical products, from 2015 to 2016. Prior to joining Olin, Mr. Grannum held a number of senior leadership roles at Dow Chemical Company, including President, Global Chlorinated Organics and SAFECHEM from 2014 to 2015; Global Managing Director, Plastics Additives, Global Chlorinated Organics and SAFECHEM from 2011 to 2014; and Vice President, Corporate Officer and Global Business Director, Plastics Additives from 2008 to 2011. Prior to joining Dow Chemical, he served as the Vice President of Plastic Additives for Rohm and Haas Company, a global specialty chemical producer, from 2007 to 2008. Prior to Rohm and Haas, Mr. Grannum held multiple roles of increasing responsibility at The ICI Group and The BOC Group, with his last roles being Senior Vice President, Uniqema Americas at ICI from 2001-2006 and Vice President and Global General Manager-Packaged Systems at BOC from 1999 to 2001. Mr. Grannum also currently serves as a director on the Boards of the Boys and Girls Clubs of Greater Saint Louis, an organization devoted to inspiring and enabling youth to reach their full potential, and MediNova N.Y., a non-profit organization that provides medical services free of charge to underprivileged communities.

We believe Mr. Grannum’s qualifications to serve on the Company’s board of directors include his considerable executive leadership experience, experience in global manufacturing and strategic mergers and acquisitions, business development, process improvement, financial experience and transformational growth in manufacturing based industries.

14	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

CAROL R. JACKSON Age: 49 Director Since: 2021 Board Committees: • Compensation Committee • Nominating and Corporate Governance Committee
Carol R. Jackson has served as President, Chief Executive Officer and Chairman of the Board of HarbisonWalker International, the largest supplier of ceramic refractories in the U.S. with operations in the U.S., Canada, Mexico, Europe, and Southeast Asia and commercial interests globally, since 2017 and served as Corporate Officer, Senior Vice President and General Manager from 2014 to 2017. Prior to joining HarbisonWalker, Ms. Jackson served as Corporate Officer, Vice President and General Manager of Carpenter Technology Corporation, a global leader in the development, manufacture, and distribution of cast/wrought and powder metal stainless steels and specialty alloys from 2011 to 2013. Prior to joining Carpenter Technology, Ms. Jackson held various positions with PPG Industries, Inc., a global supplier of paints, chemicals, optical and specialty products and glass, from 1999-2011. Ms. Jackson currently serves as a member of the board of directors and a member of the Audit, Nominating and Corporate Governance, and Scientific Advisory Committees of Sensient Technologies Corporation, a leading global developer, manufacturer, and marketer of colors, flavors, and fragrances. She also serves as Chairman and President of the World Refractories Association and is a director of Junior Achievement of Western Pennsylvania.

We believe Ms. Jackson’s qualifications to serve on the Company’s board of directors include the depth and breadth of her experience in global business operations and industrial manufacturing, executive level leadership experience, mergers and acquisitions, legal experience and public board experience in the steel and coatings industries.

VENITA MCCELLON - ALLEN Age: 61 Director Since: 2016 Board Committees: • Audit Committee • Compensation Committee
Venita McCellon – Allen formerly served as the President and Chief Operating Officer of Southwestern Electric Power Company (“SWEPCO”), a subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company which engages in the generation, transmission, and distribution of electricity for sale to retail and wholesale customers, and held such office from 2010 to 2018. Previously, she served as Executive Vice President – AEP Utilities East from 2009 to 2010 and Executive Vice President – AEP Utilities West from 2006 to 2009. From 2004 to 2006, Ms. McCellon-Allen served as Senior Vice President Shared Services of AEP responsible for information technology, supply chain management and human resources. From 2000 to 2004, she served as Senior Vice President - Human Resources for Baylor Health Care System, a diversified health care holding company. From 1995 to 2000, Ms. McCellon-Allen held various leadership roles at Central and South West Corp. (“CSW”), in operations, customer service, strategic planning and human resources. During 1997 to 2000, Ms. McCellon-Allen led CSW’s merger integration with AEP. In her last position at CSW, she served as Senior Vice President for Corporate Development and Customer Service.

We believe Ms. McCellon-Allen’s qualifications to serve on the board of directors include her considerable business and executive level leadership experience in operations, corporate governance, external affairs, regulatory matters, merger integration, talent development and executive compensation all within and outside of the energy industry.

15	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

ED MCGOUGH Age: 60 Director Since: 2017 Board Committees: • Compensation Committee (Chairman) • Nominating and Corporate Governance Committee
Ed McGough has served as the Senior Vice President of Manufacturing and Technical Operations at Alcon, Inc. (“Alcon”), since 2008. Alcon is the global leader in eye care developing, manufacturing and distributing innovative medical devices for eye care needs. Mr. McGough joined Alcon in 1991 as a Manager of Quality Assurance and Regulatory Affairs in Alcon’s Pennsylvania facility. He has held various other leadership positions at Alcon in both Fort Worth, Texas and Puerto Rico, including: Director of Quality Assurance from 1992 to 1994; Director of Operations from 1994 to 1996; Director of Manufacturing from 1996 to 2000; and Vice President and General Manager of Manufacturing in Fort Worth, Texas and Houston, Texas from 2000 to 2006. Following these roles, he served as Vice President, Manufacturing, Pharmaceutical Operations, responsible for Alcon’s pharmaceutical plants in the United States, Brazil, Mexico, Spain, Belgium and France. Prior to joining Alcon, Mr. McGough served in various quality engineering and management roles with Baxter Healthcare Corporation from 1983 to 1991.

We believe Mr. McGough’s qualifications to serve on the board of directors include (i) his executive level leadership and international experience in global manufacturing, distribution and global supply chain; and (ii) his experience integrating acquired medical device companies into Alcon which aligns well with our Company’s long term acquisition strategy.

STEVEN R. PURVIS Age: 56 Director Since: 2015 Board Committees: • Audit Committee • Nominating and Corporate Governance Committee
Steven R. Purvis is a Principal of Luther King Capital Management (“LKCM”). He joined the firm in 1996 as Director of Research, became Co-Manager on the Small Cap Strategy in 1998 and Lead Manager in 2000. Mr. Purvis currently serves as a Portfolio Manager responsible for small cap and small mid-cap public equity focused investment portfolios. In addition to his public markets experience, he has also led and participated in many venture capital, private equity and real estate investments. He has been a Principal of LKCM since 2004 and a Trustee to the LKCM Funds since 2013. Prior to joining LKCM, Mr. Purvis served as a Senior Analyst to Roulston Research from 1993 to 1996 and also served as a Research Analyst at Waddell & Reed, Inc. from 1990 to 1993.

We believe Mr. Purvis’s qualifications for serving on the board of directors includes his distinguished career as a portfolio manager in the public equity markets with a focus on small to mid-cap companies, experience in analyzing corporate strategy and investment decisions across multiple industries and his ability to add an additional layer of financial analytics to the board’s deliberations.

16	Proxy Statement

ELECTION OF DIRECTORS (Cont.)

Our board of directors, acting through the nominating and corporate governance committee, ensures the Company’s board has diverse professional expertise, strong skills and qualifications. The board believes that the collective combination of backgrounds, skills and experience levels of its members has established a board that is well equipped to exercise independent and robust oversight responsibilities for AZZ’s shareholders and to help guide the Company’s management team in achieving AZZ’s short- and long-term strategic objectives.
Summary of Director Experience, Qualifications, Attributes and Skills	Berce	Eisman	Feehan	Ferguson	Grannum	Jackson	McCellon- Allen	McGough	Purvis
CEO/Senior Executive Leadership Experience	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Financial Expertise	⬤	⬤	⬤		⬤	⬤			⬤
Manufacturing and Distribution Expertise		⬤		⬤	⬤	⬤		⬤	⬤
Technological Expertise				⬤	⬤
Energy Industry Expertise		⬤		⬤			⬤
International Experience	⬤		⬤	⬤	⬤	⬤		⬤
Strategic Planning and Oversight	⬤		⬤	⬤	⬤	⬤	⬤	⬤	⬤
Corporate Governance	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Mergers and Acquisitions	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤	⬤
Digital Technology	⬤			⬤				⬤
Race/Ethnicity
African American					⬤
Asian/Pacific Islander
White/Caucasian	⬤	⬤	⬤	⬤		⬤	⬤	⬤	⬤
Hispanic/Latino
Native American
Gender
Male	⬤	⬤	⬤	⬤	⬤			⬤	⬤
Female						⬤	⬤
17	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP
Corporate Governance
The board of directors believes that strong corporate governance is a prerequisite to the continued success of the Company. The board of directors has adopted formal, written Corporate Governance Guidelines designed to strengthen AZZ’s corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, based upon the independence requirements of the New York Stock Exchange (the “NYSE”). The nominating and corporate governance committee is responsible for overseeing and reviewing the Company’s Corporate Governance Guidelines and Code of Conduct at least annually and recommending any proposed changes to the full board of directors for its approval. During the year, the board of directors amended the Company’s Code of Conduct applicable to all of our directors, officers and employees, to provide greater emphasis on evolving legal and regulatory requirements and best practices. The Corporate Governance Guidelines, Code of Conduct, ESG policies, and charters for the audit, compensation and nominating and corporate governance committees are available on the Company’s website at www.azz.com, under the heading “Investor Relations — Corporate Governance.”
You may also obtain a copy of these documents by making a request to:
AZZ Inc. Investor Relations One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 Telephone: 817-810-0095 Fax: 817-336-5354 Email: info@azz.com
Environmental, Social and Governance (“ESG”) Oversight and Activities
AZZ is committed to growing its business in a sustainable and socially responsible manner. We have organized our sustainability efforts using a framework that focuses on environmental stewardship, social responsibility, and corporate governance and integrated our sustainability strategy and initiatives into our overall business strategy. The Company formed a Sustainability Council with members selected based on their knowledge of sustainability issues, their functional expertise and their ability to integrate sustainability into our operations and corporate culture. The board’s nominating and corporate governance committee provides oversight to the Company’s ESG policies and sustainability practices. AZZ’s chief legal officer updates the nominating and corporate governance committee on the progress of the Company’s sustainability efforts and the Sustainability Council’s recommendations on continuing to improve the Company’s ESG initiatives. With executive-level sponsorship and board oversight of the program, sustainability has top-down support and is a company-wide priority. As part of our commitment towards good corporate citizenship, we have adopted a Vendor Code of Business Conduct, Environmental Health and Safety Policy and a Human Rights Policy, all of which are available online, in all languages we conduct business, at www.azz.com/ESG.
As a holding company with numerous subsidiaries and global operations, AZZ is navigating the challenge of efficiently consolidating the tracking of various sustainability performance metrics for all of its facilities. In fiscal year 2021, our focus was to begin streamlining our environmental data collection. We recently licensed an environmental management system, which directly extracts and consolidates the utility consumption data from our facilities and provides benchmarking and other analytics to the Sustainability Council. Our investment in this environmental management system, will provide measurable baseline data for the Company’s usage of energy, water and gas consumption, carbon emissions and waste management that will assist in identifying opportunities for greater efficiencies in the future and to enable the Company to further integrate sustainability into its business strategy and ensure accurate and consistent reporting of our environmental footprint.
We believe that investing in our people and our communities in which we live and work, and operating our business sustainably will drive long-term value for AZZ and its shareholders. We are committed to continuously improving our sustainability policies and practices. We strive to (i) improve the efficiency of our operations, (ii) focus on increasing energy and natural resource efficiency, (iii) lower greenhouse gas emissions, (iv) reduce water consumption, and (v) offer products and services with superior sustainability attributes that extends the life cycle and sustainability of the global infrastructure.
Our Culture
At AZZ, our culture is defined by our corporate values of Trust, Respect, Accountability, Integrity, Teamwork and Safety (T.R.A.I.T.S.). We value our employees by continuously investing in their training and development, including a healthy work-life balance, offering competitive compensation and benefit packages and rigorously encouraging a team-oriented and collaborative environment and open
18	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

communication amongst our employees. We strive to build, maintain and create a work environment that attracts and retains employees who are high contributors, have outstanding skills, are engaged in our culture and communities, and who embody our company mission: to create superior value in a culture where people can grow both professionally and personally and where T.R.A.I.T.S. matter.
Attracting, developing and retaining the best talent in our industry is crucial to all aspects of AZZ’s long-term strategy and continued success. We recognize that a highly engaged workforce directly contributes to our efforts to improve AZZ’s sustainability performance, and we believe employees are inspired to go the extra mile, if they personally identify with and are aligned with their organization’s business.
Diversity and Inclusion
We embrace the diversity of our employees, customers, vendors, suppliers, stakeholders and consumers, including their unique backgrounds, experiences, creative solutions, skills and talents. Everyone is valued and appreciated for their distinct contributions to the growth and sustainability of our business.
Equal Opportunity Employment is a fundamental principle of our Company, where employment and applications for employment are evaluated based upon a person’s capabilities and qualifications without discrimination based on actual or perceived race, color, religion, sex, age, national origin, disability, genetic information, marital status, veteran status, sexual orientation, or any other protected characteristic as established by applicable local, state, federal law or international laws. Equal opportunity and inclusion is incorporated into all of AZZ’s policies and procedures relating to recruitment, hiring, retention, promotions, compensation, benefits, discipline, termination and all of AZZ’s other terms and conditions of employment. We seek to continuously improve our hiring, development, advancement and retention of a diverse talent pool and increase our overall diversity representation.
As of February 28, 2021, our U.S. employees had the following race and ethnicity demographics:
White	54.00%
Hispanic	33.00%
African American	8.40%
Asian	1.40%
Multi-Racial	1.60%
American Indian or Alaska Native	0.67%
Native Hawaiian or Other Pacific Islander	0.93%
Approximately 45% of our employees are diverse, as reported to the Equal Employment Opportunity Commission on an annual basis.
As of February 28, 2021, our employees had the following gender and age demographics:
	Women	Men
U.S. Employees	13.3%	86.7%
Global Employees	12.4%	87.6%
Age	% of Total Employees
Under 20	1.4%
20 - 30	18.3%
31 - 40	25.1%
41 - 50	24.9%
51 - 60	21.0%
>61	9.3%
19	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Employee Compensation and Benefits
We are committed to paying our employees competitive and fair compensation that is commensurate with their position and performance and is competitive in the markets in which they work. We conduct regular surveys of the market rates for jobs to ensure that our compensation is competitive. We offer annual merit-based increases, as well as annual short- and long-term incentive packages that are aligned with the Company’s key business objectives and are intended to motivate and reward superior shareholder return.
We believe our employees are critical to the success of our business and we structure our benefits package to attract and retain a highly talented and engaged workforce. We are continuously evaluating our programs to adapt to our employees’ and their family’s needs, market trends, and to provide comprehensive health, wellness and quality of life coverage. Our programs vary by location, but most include the following benefits:
Health	Financial	Work/Life
Medical, Dental and Vision	Competitive Base Salaries	Company/Voluntary Life Insurance
Medical Insurance Premium Reduction	Hourly Overtime and Shift Differential Pay	Paid Time off and Holiday Pay and Flexible Work Arrangements
Health Screenings	Cash Incentive Program (annual)	Accidental Death & Dismemberment
Prescription Drug Coverage	Employee Stock Purchase Plan	Paid Short-Term and Long-Term Disability
24/7/365 Virtual and Telehealth Services	100% 401(k) match for the first 1% and 50% match between 2% and 6%	Paid Sick and Safe Leave
Annual Flu Immunizations	Pre-tax Contributions to Eligible Savings Accounts	Family Emergency Leave
Employee Assistance Program	Tuition reimbursement	Military Leave
Growth and Development
We invest in and provide ongoing development and continuous learning opportunities for all AZZ employees. AZZ supports enterprise-wide training and development by offering a variety of instructor-led and self-paced learning programs ranging in audience from individual contributors to supervisors and executive leadership. We also provide a variety of resources to help our employees grow professionally and personally and build new skills, including (i) online development courses containing unlimited access to more than 4,500 learning modules, (ii) continuing education credits, and (iii) learning preferences such as in-person seminars, videos and webinars. AZZ also provides tuition assistance for employees enrolled in higher education programs directed at improving their performance or helping them prepare for future leadership roles within the Company. We also emphasize individual development training as part of our annual performance goal setting process.
Annually, all employees have the opportunity and are encouraged to provide feedback on their employee experience through an anonymous and confidential employee survey. The feedback received through this survey is used to drive actions to improve the overall experience for employees across the Company, as well as to support continuous improvement in leader effectiveness and to enhance our corporate culture.
Health and Safety
Core to our corporate values and T.R.A.I.T.S., AZZ emphasizes safeguarding our people and fostering a culture of safety awareness that promotes the wellbeing of our employees, contractors and business partners. We maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and hazards, while operating and delivering our work responsibly and sustainably. AZZ has created and implemented training and audit processes and incident learning communications to help mitigate safety events and to reduce the frequency and severity of accidents in the future. AZZ has safety teams and has a formal mentor training program that includes a diverse group of management and hourly employees that contribute to the overall safety culture of our facilities.
20	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The Company reviews and monitors safety performance closely. Our ultimate goal is to achieve zero serious injuries through continued investments in, and focus on, core safety programs and injury reduction initiatives. The Company utilizes a mixture of leading and lagging indicators to assess the health and safety performance of our operations. Lagging indicators include the Occupational Safety & Health Administration: (i) Total Recordable Incident Rate (“TRIR”); (ii) Lost Time (or Lost Workday) Incident Rate (“LTIR”) based upon the number of incidents per 100 employees. (or per 200,000 work hours); and (iii) Days Away, Restricted or Transferred Rate (“DART”). Leading indicators include reporting of all near miss events as well as environmental, health and safety coaching and engagement. In fiscal year 2021, we continued to demonstrate excellence in safety, with another year of zero work related employee fatalities at 60 locations worldwide, and incident rates as indicated below:
Segment	TRIR	LTIR	DART
Metal Coatings Segment	4.40	1.30	3.10
Infrastructure Solutions Segment
• Electrical Platform	0.95	0.34	0.84
• Industrial Platform	0.00	0.00	0.00
During the COVID-19 pandemic, as a provider of “critical infrastructure”, we have an obligation to keep employees working and operations moving forward in order to continue to serve our customers and sustain the world’s infrastructure. During this period, we have remained highly focused on protecting the health and safety of our team members, while working to maintain the continuity of our business operations. In response to the global COVID-19 pandemic, we implemented heightened safety measures and protocols in all of our facilities to minimize the risk to the health and safety of our employees. The Company implemented social distancing and mask-wearing protocols, and incorporated additional cleaning efforts to facilitate the sanitation of high traffic areas and prohibited all domestic and international non-essential travel during the year. As conditions changed, the Company has continued to effectively communicate with our employees.
AZZ Cares Foundation
Caring is our culture. AZZ established the AZZ Cares Foundation in 2018, a 501(c)(3) non-profit organization dedicated to providing charitable support and assistance to AZZ employees and their families when impacted by an emergency, disaster, or personal hardship. The Foundation also provides charitable financial support to other non-profits located in the communities in which AZZ employees live and work. More information on the AZZ Cares Foundation may be found at www.azzcaresfoundation.org.
Community Involvement
Our commitment to supporting people extends beyond just our employees. Our employees are connected to the communities where we operate. AZZ and its employees donate money, time, skills and resources to support many organizations and programs in communities in which we live and work, including youth development programs, university research endowments, internships, local food pantries and other charitable organizations.
Shareholder Engagement
We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. Our Chairman of the Board and members of our executive management team regularly engage with shareholders on various topics, including business initiatives and results, strategy and capital allocation, carefully considering the feedback we receive and taking action when appropriate. During fiscal year 2021, we increased our shareholder engagement communications, enhanced the Company’s strategic content, and built stronger relationships with the investor community through the Company’s senior vice president of marketing, communications and investor relations. Throughout the year, we engaged in over 170 investor relations conference calls and virtual investor road shows to address investor questions and provide perspective on the Company’s strategic direction. The feedback we receive from our shareholders provides the board of directors and management with insights into the scope of topics important to our shareholders.
21	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Our recent engagement initiatives have covered a wide range of important governance topics, providing valuable insights and feedback regarding the following areas of investor focus:
Engagement Topics
•	Board composition, refreshment and diversity	•	Board oversight of corporate strategy and risk management
•	Environmental and social issues	•	Human capital management
•	ESG disclosure and reporting	•	Shareholder engagement and activism
Investors generally expressed strong overall support for our governance framework and long-term business strategy.
Director Independence
It is our policy that the board of directors will at all times consist of a majority of independent directors. AZZ recognizes the importance of having an independent board of directors that is accountable to both AZZ and its shareholders. In addition, all members of the audit committee, compensation committee and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy the independence requirements established by the NYSE and the Securities and Exchange Commission (the “SEC”). The board of directors will consider and apply all facts and circumstances relating to each director in determining independence. The board of directors has determined that all of the current members of the board of directors have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Guidelines and Section 303A.02 of the NYSE Listed Company Manual, except for Thomas E. Ferguson. Mr. Ferguson is employed as the Company’s president and chief executive officer (“CEO”).
New Director Orientation
The nominating and corporate governance committee is responsible for overseeing the Company’s new director orientation program. The new director orientation program enables new members of the board to quickly become active, knowledgeable and effective board members. The Company’s chief legal officer and secretary is responsible for administering the program and reporting to the nominating and corporate governance committee the status of the orientation process with respect to each new director. Orientation includes a visit to the Company’s corporate headquarters for a personal comprehensive briefing by senior management on AZZ’s strategic plans, significant financial, accounting and risk management, compensation practices, as well as the Company’s policies, procedures and responsibilities of the board and its committees.
Continuing Director Education
AZZ encourages continuing director education for its board members to keep current on relevant developments in business, corporate governance and various issues pertaining to AZZ and the industries in which it participates. The Company provides continuing director education through individual speakers who make relevant presentations in connection with in-person board meetings. The Company’s corporate secretary monitors pertinent developments in director education and recommends certain relevant outside programs for the board members to attend. The nominating and corporate governance committee reviews the director education process to ensure the continuing education provided remains relevant and helpful.
Directors’ Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders
Our board of directors met nine times during fiscal year 2021. Although we have no formal policy on the matter, all directors are encouraged to attend, and typically have attended, our annual meeting of shareholders. All of our directors attended the 2020 Annual Meeting of Shareholders.
Each director attended 100% of the meetings of the board and the board committees on which he or she served that were held during fiscal year 2021.
22	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Board Committees
The board of directors has established three standing board committees, the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee is governed by a charter that is reviewed annually and revised as deemed necessary. A copy of each charter is available on the Company’s website at www.azz.com under the heading “Investors”. Mr. Ferguson does not serve on any board committees. Board committee membership for the fiscal year ended February 28, 2021 is set forth below. Ms. Jackson and Mr. Grannum were appointed to the board on February 1, 2021 and did not serve on any of the Company’s committees during fiscal year 2021. Additionally, Mr. Eisman rotated from the compensation committee to serve as a member of the nominating and corporate governance committee, effective as of April 2, 2021. Ms. Jackson was appointed to serve as a member of the compensation and nominating and corporate governance committees and Mr. Grannum was appointed to serve as a member of the audit and compensation committees, each effective as of April 2, 2021.
AUDIT COMMITTEE(1)
Committee Members: Daniel E. Berce* (Chairman), Paul Eisman, Venita McCellon-Allen, and Steven R. Purvis*
Committee Functions
•	Oversees the Company’s accounting, auditing, financial reporting, systems of internal controls regarding finance and accounting and corporate finance strategy;
•	Directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm;
•	Pre-approves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor;
•
Reviews and discusses with management (i) the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk; and (ii) the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures;

•	Meets regularly in executive session with the Company’s management, internal and independent auditors; and
•	Reviews and approves any proposed related-party transactions consistent with the Company’s policy regarding such transactions and reports any findings to the full board.
(1)	Mr. Grannum was appointed to serve on the audit committee on April 2, 2021.
Independent Members: 4
*Financial Experts: 2
FY2021 Audit Committee Meetings Held: 5
COMPENSATION COMMITTEE(1)
Committee Members: Ed McGough (Chairman), Daniel E. Berce, Paul Eisman, Daniel R. Feehan and Venita McCellon-Allen
Committee Functions
•	Establishes, oversees and adjusts the Company’s incentive-based compensation plans, sets compensation for our CEO and approves compensation for the other executive officers;
•	Reviews and discusses with management the Compensation Discussion & Analysis to be included in the Company’s annual report and proxy statement;
•
Reviews and approves employment agreements, severance agreements or other significant matters relating to the Company’s CEO and other executive officers, including the annual performance review of the CEO;

•
Assists the board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, (including: recruiting; retention; career development; management succession; and diversity and employment practices);

•	Reviews with management and recommends to the board changes in the Company’s compensation structure and programs and its competitiveness as an employer; and
•
Administers the Company’s Compensation Recovery Policy allowing AZZ to recoup incentive-based compensation paid to applicable officers and employees in the event of a financial restatement or misconduct.

(1)
Mr. Grannum and Ms. Jackson were appointed to the compensation committee and Mr. Eisman rotated from the compensation committee to the nominating and corporate governance committee, all on April 2, 2021.

Independent Members: 5
FY2021 Compensation Committee Meetings Held: 6
23	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE(1)
Committee Members: Daniel R. Feehan (Chairman), Kevern R. Joyce(2), Ed McGough, and Steven R. Purvis
Committee Functions
•	Identifies potential individuals qualified to become members of the board consistent with criteria approved by the board;
•	Recommends director candidates to the board for election at the annual meetings of shareholders or to fill vacancies pursuant to the Company’s Bylaws;
•	Recommends director nominees to the board for each board committee and the chairman of the board;
•	Responsible for establishing and overseeing AZZ’s Corporate Governance Guidelines, Code of Conduct and the director nomination process;
•	Provide oversight of AZZ’s environmental, social and governance (“ESG”) policies and sustainability practices that are of significance to AZZ and its shareholders;
•	Regularly reviews and makes recommendations to the board regarding director compensation; and
•	Leads an annual process for evaluating the performance of the board as a whole and each of the board committees and report its findings and recommendations to the board.
(1)	On April 2, 2021, Mr. Eisman was appointed to serve on the nominating and corporate governance committee.
(2)	Mr. Joyce retired from the Board of Directors on February 1, 2021.
Independent Members: 5
FY2021 Nominating and Corporate Governance Committee Meetings Held: 4
Immediately following the 2021 Annual Meeting of Shareholders, if all of the director nominees are elected, the board committees will be comprised of the following members:
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce
Paul Eisman
Daniel R. Feehan*
Clive A. Grannum
Carol R. Jackson
Venita McCellon-Allen
Ed McGough
Steven R. Purvis
Member
Chair
*	Chairman of AZZ’s Board of Directors
24	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

Strategic Planning
The board has oversight responsibility for management’s establishment and execution of corporate strategy and meets with the executive officers to discuss and approve the Company’s strategic plans, financial goals, capital spending and other factors critical to successful performance. The Company’s executive officers provide quarterly reports to the board on the progress of its objectives and strategies. During board meetings, directors review key issues, financial performance, market indicators and the status of various acquisition opportunities. The CEO communicates regularly with the board on important business issues, opportunities and developments.
Meetings of Independent Directors without Management Present
To empower our independent directors to provide effective oversight of management, our independent directors meet at regularly scheduled executive sessions without members of AZZ’s management present. The independent directors met without management present nine times during the last fiscal year. Executive sessions ordinarily are held in conjunction with quarterly scheduled board meetings. Mr. Feehan, as our independent chairman of the board of directors, presides over these meetings.
Board Leadership Structure
The board of directors has flexibility under its governance guidelines to select an appropriate leadership structure. The board of directors believes that it is preferable for one of its independent, non-employee members to serve as chairman because it places an independent director in a position of leadership on the board which it believes adds value to AZZ’s shareholders by facilitating a more efficient exercise of the board’s fiduciary duties. We believe the separation of the chairman and the chief executive officer positions allows the non-employee chairman to provide support and advice to the chief executive officer, reinforcing the reporting relationship and accountability of the chief executive officer to the board. The board of directors further believes this structure is appropriate given that the chief executive officer has the day-to-day responsibility to operate the Company and the chairman of the board has the responsibility to lead and coordinate the functions of the board of directors. The non-employee directors appoint the non-management chairman of the board of directors. The duties of the board chairman are to:
•	Preside at board meetings;
•	Preside at executive sessions or other meetings of the non-employee directors;
•	Recommend the retention of any consultants, legal, financial or other professional advisors who are to report directly to the board of directors;
•	Consult with management as to the agenda items for board and committee meetings; and
•	Coordinate with committee chairs in the development and recommendations regarding board and committee meeting schedules.
The board of directors believes its leadership structure not only provides for strong independent leadership, but also is in the best interests of the Company’s shareholders given that it effectively positions the chief executive officer as the Company’s leader and permits him to focus his attention on the daily management of the business operations. The board of directors understands that its current approach to leadership structure may evolve over time as circumstances may change. Consequently, the board of directors annually re-examines its corporate governance policies and leadership structure to ensure that they continue to meet the Company’s needs and strategic objectives.
25	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The board of directors believes that AZZ’s Bylaws and Corporate Governance Guidelines help ensure that effective and independent directors will continue to play the central oversight role necessary to maintain the Company’s commitment to the highest quality corporate governance. Under AZZ’s Bylaws and Corporate Governance Guidelines, the board maintains the following long standing practices, in addition to those described above:
DIRECTORS STAND FOR ELECTION ANNUALLY BY MAJORITY VOTE
Pursuant to AZZ’s Bylaws, all members of its board of directors are elected annually. Our Bylaws require that we use a majority voting standard in which a director nominee must receive more votes cast “For” than “Against” in order to be elected.

OUR NON-EMPLOYEE DIRECTORS HOLD REGULAR EXECUTIVE SESSIONS	AZZ’s non-employee directors meet in executive session at each regularly scheduled in person board meeting without management present.
BOARD MEMBERS MAY SUBMIT AGENDA ITEMS AND INFORMATION REQUESTS
Each board member may request items to be placed on the agenda for board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided during the meeting. Additionally, the chairman of the board reviews and approves all board meeting schedules and agendas and consults with the CEO regarding other information sent to the board in connection with board meetings or other board action items.

BOARD MEMBERS HAVE COMPLETE ACCESS WITH MANAGEMENT
Each board member has complete and open access to any member of the Company’s management team and to the chairman of each board committee for the purpose of discussing any matter related to the work of such committee.

BOARD MEMBERS MAY REQUEST SPECIAL BOARD MEETINGS	Special meetings of the board may be called by the chairman of the board or the Company’s CEO or Secretary at the request of any board member.
THE BOARD OR ANY BOARD COMMITTEE MAY RETAIN INDEPENDENT ADVISORS	The board and each board committee has the authority at any time to retain independent auditors, legal, financial and other advisors as they deem appropriate.
Annual Board and Committee Evaluations
The board believes it is important to annually evaluate the performance of the board and its committees and to solicit and act upon feedback received from directors. It is important that the board, its committees and individual board members are performing effectively and in the best interests of the Company and its shareholders. As part of the board’s evaluation process, directors consider various topics related to board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.
Initiation of Process	>	The annual board and board committee evaluation process is reviewed with the board members by the chairman of the board in advance of taking the surveys.
Discussion	>
The evaluation responses are confidentially compiled by a third party and a summary report is provided to the chairman of the board and each committee chairman prior to the discussion of the results with the board members. Committee chairs lead their respective committee evaluation discussions during executive session.

Follow-Up	>
The chairman of the board shares a summary of the board evaluation results which addresses any requests or enhancements in practices that may be applicable to the functionality of the board or management’s quarterly reporting process. Committee chairmen report on their respective committee evaluations to the full board.

26	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

The Role of the Board in Succession Planning
The board believes effective succession planning to select successors to the chairman of the board, the chief executive officer and other members of the Company’s executive management team is important to the Company’s continued success. The compensation committee, in consultation with the chief executive officer, annually reports to the board on the Company’s executive management succession planning process. The board periodically reviews and discusses with the compensation committee, the chairman of the board and the chief executive officer during executive sessions potential successors to the chief executive officer and other members of the Company’s executive management team. Through this process, the board receives information that includes qualitative evaluations of potential successors to the chief executive officer and other executive officers. Each board member has open access to any member of the executive management team. AZZ believes this enhances the board’s oversight of succession planning. The chairman of the board and the chief executive officer periodically provide to the board their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
The Board’s Role in Risk Oversight
The Company’s board of directors has overall responsibility for the effective oversight of risk, whether financial, operational or strategic. This oversight function necessarily focuses on the most significant risks facing the Company and is deemed an important priority by the board of directors. The board of directors does not attempt to view in isolation risks applicable to the Company’s business, but tries to manage risk holistically and as a proper component of the Company’s short-term and long-term strategy. The board of directors does not believe it is possible, nor even desirable, to eliminate all business risk. Rather, reasonable and calculated risk-taking by management is deemed appropriate and necessary for the Company to remain competitive and successful in its markets.
While the board of directors generally oversees risk management, the responsibility for daily management of these risks resides with the Company’s chief executive officer and other members of the executive executive officers who are responsible for the ongoing assessment and management of Company risks, including risks relating to: operations; governance; sustainability, cybersecurity, litigation, implementing strategic growth initiatives; integrating acquisitions into the Company’s operations; and the Company’s public company compliance programs; financial reporting and public disclosures. The Company has established robust internal processes and controls for identifying and managing risk, including comprehensive internal and external audit processes. These processes have been designed to allow management to effectively identify and manage risks and to timely communicate the results of such activities to the board of directors. Management routinely communicates with the board of directors, its committees and individual directors, as appropriate, regarding various risks. All directors have direct and open access to the Company’s executive officers and other members of the management team. As a result, throughout the year, the board of directors and its committees communicate with each other and with management. The Company’s strategic and operational risks are presented and regularly discussed with the board of directors during the chief executive officer’s quarterly operational report. The Company’s financial and operating results are specifically addressed during the presentations at each board meeting. The board of directors also weigh additional risks when considering specific actions proposed by management.
In addition to the presentation of information to the full board of directors, the board has delegated responsibility for the oversight of certain risks to the proper board committees. These committees regularly meet and report to the full board of directors at each board meeting. In particular:
•
The audit committee oversees the integrity of the financial statements of the Company, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditors and the Company’s compliance with legal and regulatory requirements. Complaints and concerns relating to AZZ’s accounting matters should be communicated to the audit committee. Any such communications may be made on an anonymous basis. Any concerns or complaints may be reported to the audit committee through a third-party vendor, NAVEX Global Inc., which has been retained by the audit committee for this purpose. The AZZ Alertline may be accessed toll-free at 1 (855) 268-6428 or via the website at www.azz.alertline.com. Outside parties, including customers, vendors, suppliers or shareholders may bring issues regarding accounting matters to the attention of the audit committee by writing to the Chairman of the Audit Committee, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107. All complaints and concerns will be reviewed under the direction of the audit committee and oversight provided by the board of directors and other appropriate persons as determined by the audit committee.

•
The compensation committee oversees the risks relating to the Company’s compensation philosophy and programs and generally evaluates any potential effect the Company’s compensation structure may have on management risk taking. The compensation committee reviews the recommendations of the Company’s management regarding adjustments to the Company’s executive compensation programs. The compensation committee has retained and regularly meets with Meridian Compensation Partners, LLC (“Meridian”), its independent executive compensation consultant, which assists the compensation committee in evaluating

27	Proxy Statement

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP (Cont.)

the Company’s compensation programs and adherence to the philosophies and principles as discussed under “Executive Compensation – Compensation Discussion and Analysis.” The compensation committee also monitors risks relating to the overall management and organizational structure, as well as succession planning at the executive officer and key leadership levels.
•
The nominating and corporate governance committee provides oversight on the composition of the board of directors and it’s committees and provides leadership to the board in maintaining best corporate practices in the Company’s corporate governance principles and practices. Many of our corporate policies are summarized in the Company’s Code of Conduct, including our policies regarding conflict of interest, insider trading, related-party transactions, environmental health and safety, human rights, sustainability, confidentiality and compliance with laws and regulations applicable to the way the Company conducts its business.

•
All officers, directors, employees and representatives are required to acknowledge and agree to be bound by the Code of Conduct and are subject to disciplinary action, including termination, for violations. The Code of Conduct and the Vendor Code of Business Conduct are published on our website at www.azz.com under the heading “Investor Relations.” Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website. Under our Code of Conduct, directors, officers and employees are expected to report any violation or waiver of any provision of the Code of Conduct to the Company’s chief legal officer. Anyone may report matters of concern to the AZZ legal department through our anonymous, confidential toll-free AZZ Alertline at 1 (855) 268-6428, online at www.azz.alertline.com, or by writing to the Chief Legal Officer, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107.

As indicated above, the board of directors’ proper role is risk oversight as opposed to the day-to-day management of risks, which is the focus and the responsibility of the Company’s management team. The board of directors believes this division of responsibility provides an effective means for addressing the full spectrum of risks applicable to the Company. Furthermore, the board of directors believes that its leadership structure, with an independent, non-management chairman of the board of directors and of each committee, supports its risk oversight function.
No Legal Proceedings
To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the audit committee review transactions subject to the policy and determines whether or not to approve or ratify such transactions. In doing so, the audit committee takes into account, among other factors it deems appropriate, (i) whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related person’s interest in the transaction, including the risks that could result therefrom; and (iii) whether the transaction impairs independence.
During fiscal year 2021, the Company did not enter into any transactions with any of its officers, directors or shareholders owning 5% or more of our common stock or any immediate family members of such persons in which the amount involved exceeded $120,000.
28	Proxy Statement

DIRECTOR COMPENSATION
We compensate non-employee directors for their service on the board with a combination of cash and stock-based incentive compensation, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, our nominating and corporate governance committee considers the significant amount of time our directors expend in fulfilling their duties to the Company as well as the skill level required of members of our board. We intend to compensate our non-employee directors in a way that is competitive, attracts and retains a high caliber of directors, and align their interests with those of our shareholders.
Highlights of our Non-Employee Director Compensation Program
✔	No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of board service.
✔	Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with shareholders.
✔	Recognition of Special Roles: Special roles, such as Chairman of the Board and Committee Chairs are fairly recognized for their additional time commitments.
✔	Robust Stock Ownership Guidelines: A guideline of five times the annual board membership cash retainer supports alignment with shareholders’ interests.
✔	Formulaic Annual Equity Grants with Immediate Vesting: Equity awards are granted annually under a fixed-value formula with immediate vesting to support independence.
Set forth below is a summary of the components of compensation payable to non-employee directors for board and board committee service for fiscal year 2021. Mr. Ferguson, while serving as an executive officer of the Company, did not receive any compensation for his service as a director.
Cash Compensation. The table below shows cash compensation fees payable to the non-employee directors of the Company for fiscal year 2021:
Service	Fee Amount
Annual Retainer for Board Service	$70,000
Annual Retainer for Board Chairman Service	$60,000
Annual Audit Committee Chairman Retainer	$10,000
Annual Audit Committee Member Retainer	$5,000
Annual Compensation Committee Chairman Retainer	$5,000
Annual Nominating and Corporate Governance Committee Chairman Retainer	$1,500
The annual retainers described above were paid quarterly at the end of each fiscal quarter of the Company. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending board and committee meetings.
Equity-Based Compensation. In addition to the cash compensation for fiscal year 2021 described above, on July 8, 2020, each non-employee director also received AZZ common stock under the Company’s 2014 Long Term Incentive Plan, as amended (the “2014 Plan”) having a $105,000 fair market value on the date of grant. The grant date for the annual director equity grant is targeted for the date of the annual meeting of shareholders each year.
29	Proxy Statement

DIRECTOR COMPENSATION (Cont.)

Director Summary Compensation Table. The table below sets forth the total compensation paid to our non-employee directors for their service during fiscal year 2021.
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Daniel E. Berce	$85,000	$104,996	$189,996
Paul Eisman	$75,000	$104,996	$179,996
Daniel R. Feehan	$131,500	$104,996	$236,496
Clive A. Grannum(2)	$5,833	$—	$5,833
Carol R. Jackson(2)	$5,833	$—	$5,833
Kevern R. Joyce(3)	$64,167	$104,996	$169,163
Venita McCellon-Allen	$75,000	$104,996	$179,996
Ed McGough	$75,000	$104,996	$179,996
Steven R. Purvis	$75,000	$104,996	$179,996
(1)
Eligible directors received an annual equity grant of common stock of the Company having a $105,000 fair market value at the time of grant, on the date of the annual meeting of shareholders, which was July 8, 2020. The equity values in this column for the fiscal year ended February 28, 2021 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for stock granted to each of the non-employee directors under the 2014 Plan. Assumptions used in the calculation of this amount are included in Note 11 to the Company’s audited financial statements for the fiscal year ended February 28, 2021, included in the Company’s Annual Report on Form 10-K.

(2)
The amounts reported have been pro-rated based upon Ms. Jackson’s and Mr. Grannum’s appointment to the board of directors on February 1, 2021. They did not receive annual equity grants as they were not members of the board on July 8, 2020.

(3)	The amount reported was pro-rated based upon Mr. Joyce’s retirement on February 1, 2021.
Fiscal Year 2022 Director Compensation
Pursuant to the annual compensation review process, the nominating and corporate governance committee determined that it would not make any changes to the non-employee director compensation program for fiscal year 2022.

30	Proxy Statement

Non-Employee Director Stock Ownership Guidelines
Under the Company’s stock ownership guidelines, non-employee directors are expected to accumulate within five (5) years of joining the board of directors, shares of AZZ’s common stock equal in value to at least five (5) times the amount of their annual cash retainers of $70,000 for a total value of $350,000. As of February 28, 2021, all non-employee directors had achieved their stock ownership thresholds, except for Ms. Jackson and Mr. Grannum, who were appointed to the board of directors on February 1, 2021, and have five (5) years from the date of their appointment to reach their target level of stock ownership. Based upon the closing market price of AZZ’s common stock on February 26, 2021 (the last trading date of fiscal year 2021) of $51.09, AZZ’s non-employee directors as a group average, hold AZZ common stock with a market value of $1,852,196, which is more than five times the required annual cash retainer, reflecting the board’s commitment to shareholder value creation.
NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP AT FISCAL YEAR END

PROCEDURES FOR COMMUNICATING WITH DIRECTORS
The board of directors has established a process by which shareholders can send communications to the board. Interested parties would use the same method as shareholders to communicate directly with the chairman of the board of directors or with non-employee directors as a group. Shareholders and interested parties may send written communications to one or more members of our board of directors at the address noted below:
Mr. Daniel R. Feehan Chairman of the Board c/o AZZ Inc. One Museum Place, Suite 500 3100 West 7th Street Fort Worth, Texas 76107
Generally, we distribute communications to the board of directors or to any individual director, as appropriate, depending on the subject matter, facts and circumstances outlined in the communication. We will not distribute communications that are not related to the duties and responsibilities of the board of directors, including:
•	spam;
•	junk mail and mass mailings;
•	product or service inquiries or complaints;
•	new product or service suggestions;
•	resumes and other forms of job inquiries;
•	surveys; and
•	business solicitations or advertisements.
In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal, although any communication that is screened as described above will be made available to the directors.
31	Proxy Statement

DIRECTOR NOMINATION PROCESS
The board is responsible for recommending director candidates for election by the Company’s shareholders and for electing directors to fill vacancies or newly created directorships. The board has delegated the screening and evaluation process for director candidates to the nominating and corporate governance committee who identifies, evaluates and recruits highly qualified director candidates and recommends them to the board.
Board Member Qualification Criteria
The nominating and corporate governance committee seeks director nominees with the skills and experience needed to properly oversee the interests of the Company. The committee carefully evaluates each perspective candidate to ensure that he or she possesses the experience, qualifications, attributes and skills considered by the nominating and corporate governance committee necessary for an effective board member (the “Board Member Qualification Criteria”). In evaluating board member nominees, the crucial qualities considered by the committee include, among other things:
•	relevant industry knowledge and diversity of background and experience;
•	practical wisdom and mature judgment;
•	personal and professional demonstration of ethics, integrity and professionalism; and
•	willingness to represent the best interests of shareholders and objectively appraise management’s performance.
The nominating and corporate governance committee also believes that the board of directors should be composed of individuals who have achieved a high level of distinction in business and who possess one or more of the following specific qualities or skills:
•	chief executive officer, chief financial officer or other executive level experience;
•	financial and accounting expertise;
•	corporate governance experience;
•	mergers and acquisitions experience;
•	general domestic and global knowledge of the electrical and industrial products industry, metal coatings services or the highly engineered welding services industry;
•	international experience; and
•	strategic planning and oversight expertise.
The nominating and corporate governance committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, though diversity is always considered, among many other factors, with a view that all types of diversity will benefit the functionality of the board of directors. When identifying and recommending director nominees, the nominating and corporate governance committee views diversity expansively to include, without limitation, race, gender, national origin, differences of viewpoint, professional experience, education, specialized skills and other qualities or attributes that contribute to the board’s effectiveness. The nominating and corporate governance committee believes that including diversity as one of the many factors considered in selecting potential director nominees is consistent with its goal of creating a diverse board of directors that best serves the needs of the Company and the interests of its shareholders.
Internal Process for Identifying Candidates
Members of the nominating and corporate governance committee or other AZZ directors or executive officers may, from time to time, identify potential candidates for nomination to our board of directors. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of the Board Member Qualification Criteria and the projected needs of the board of directors at the time candidates are considered for nomination. The nominating and corporate governance committee may also retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities would include identifying and evaluating several candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the nominating and corporate governance committee.
32	Proxy Statement

DIRECTOR NOMINATION PROCESS (Cont.)

Board Composition and Ongoing Refreshment
The board of directors understands the importance of board refreshment, and strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the board. The board also believes that new perspectives and ideas are critical to a forward looking and strategic board, but must be appropriately balanced with the valuable experience and continuity that longer serving directors provide. Ensuring the board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long term interests of our shareholders, is a top priority.
The board of directors is commited to a continuous board refreshment process including the following goals:
•	To add members with significant international experience;
•	To add members with engineering and industrial manufacturing expertise;
•	To provide for a smooth transition over time while reducing the average age and tenure of the board;
•	To expand the board size so that no member serves on more than two committees;
•	To add diversity and strength to the board through race, gender, national origin, education, differences in education, and professional experience; and
•	To gradually add members to the board over the next several years and maintain board stability and culture during the refreshing process.
The Company’s Corporate Governance Guidelines require that a non-employee director having attained the age of 75 during his or her term, shall retire at the end of that term. The board of directors does, however, have the discretion to waive this requirement if individual circumstances indicate that a waiver would be in the best interests of the Company. When the board began its refreshment process, it was comprised of members having an average age of 68 years and an average tenure of 16 years.

33	Proxy Statement

DIRECTOR NOMINATION PROCESS (Cont.)

Shareholder Recommendations for Directors
The nominating and corporate governance committee will consider candidates recommended by shareholders for election to our board of directors. A shareholder who wishes to recommend a candidate for evaluation by the nominating and corporate governance committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the chairman of the nominating and corporate governance committee, in care of the corporate secretary, AZZ Inc., One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on February 1, 2022. Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted shareholder recommendations to the chairman of the nominating and corporate governance committee.
In order for a candidate proposed by a shareholder to be considered by the nominating and corporate governance committee for inclusion as a board nominee at the 2022 Annual Meeting of Shareholders, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as an AZZ director. Individuals recommended to the nominating and corporate governance committee by shareholders in accordance with the procedures described above will be evaluated by the nominating and corporate governance committee in the same manner as individuals who are recommended through other means.
Shareholder Nominations of Directors
Article III, Section 3.08 of our Bylaws also permits a shareholder to propose a candidate at an Annual Meeting of Shareholders who is not otherwise nominated by the board of directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the Bylaws. To comply with the advance notice provision of the Bylaws, a shareholder who wishes to nominate a director at the 2022 Annual Meeting of Shareholders must provide AZZ written notice no earlier than March 15, 2022 and no later than April 14, 2022. You may also contact the Company’s corporate secretary to obtain the specific information that must be provided with the advance notice.
Nominees for Election at the 2021 Annual Meeting
AZZ received no recommendations for nominees for election to the board of directors at our 2021 Annual Meeting of Shareholders by shareholders or groups of shareholders owning more than 5% of our common stock.
34	Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table indicates the ownership on April 30, 2021, of AZZ’s common stock (which is our only class of stock outstanding) by each director and each named executive officer listed in the Summary Compensation Table provided on page 61, and all directors and executive officers of the Company as a group. Beneficial ownership means that the individual has voting or investment power with respect to the shares of AZZ’s common stock or the individual has the right to acquire shares of AZZ common stock within 60 days of April 30, 2021. Unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) are not included to the extent they will not vest within 60 days of April 30, 2021.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding	Shares of Unvested RSUs and PSUs that Vest Within 60 Days of 4/30/2021
Daniel E. Berce	68,045	*
Paul Eisman	13,802	*
Daniel R. Feehan	69,795	*
Thomas E. Ferguson	109,794	*	39,778
Clive A. Grannum(2)	—	*
Gary Hill	14,058	*	7,632
Carol R. Jackson(2)	—	*
Kevern R. Joyce(3)	63,420	*
Tara D. Mackey(4)	8,077	*	9,159
Venita McCellon-Allen	15,802	*
Ed McGough	9,161	*
Steven R. Purvis	12,717	*
Philip A. Schlom	1,451	*	1,437
Bryan Stovall	14,141	*	3,063
All Current Directors and Executive Officers as a Group (17 persons)	431,417(5)	2.05%	82,595(6)
*	Indicates beneficial ownership of less than 1% of the outstanding shares of AZZ’s common stock.
(1)
Each person named in the table above has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of voting stock held is based upon 25,032,833 shares outstanding as of April 30, 2021.

(2)	Ms. Jackson and Mr. Grannum were appointed to the board of directors on February 1, 2021 and did not receive equity grants during the Company’s fiscal year, which ended on February 28, 2021.
(3)	This number represents the total shares of AZZ common stock held by Mr. Joyce as of the date of his retirement on February 1, 2021.
(4)
This number does not include 2,711 stock appreciation rights (“SARs”) that Ms. Mackey has the right to exercise within 60 days of April 30, 2021. These SARs do not convert into common stock on a one-for-one basis when exercised. The SARs are settled in shares of AZZ common stock for an amount equal to the excess value of the exercise price over the grant date price.

(5)
The number of shares of our common stock that all of our directors and executive officers own as a group (including any non-NEO executive officers). This number also includes 43,573 RSUs and 39,022 PSUs (including accrued dividends) that will vest within 60 days of April 30, 2021 for our executive officers (including any non-NEO executive officers).

(6)	This number also includes 10,380 RSUs and 11,146 PSUs (including accrued dividends) of all non-NEO executive officers that will vest within 60 days of April 30, 2021.
35	Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table indicates the ownership by each person who is known by us to own beneficially, as of April 30, 2021, five percent or more of our common stock:
Name and Address of Beneficial Owner	Date of Schedule 13G/A Filing	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	January 26, 2021	3,955,221	15.2%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	February 10, 2021	2,626,575	10.1%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	February 10, 2021	2,599,570	10.2%
(1)	The table below relates to the column above titled “Amount and Nature of Beneficial Ownership”.
Beneficial Owner	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
Blackrock, Inc.	3,909,041	0	3,955,221	0
The Vanguard Group, Inc.	0	26,533	2,578,117	48,458
T. Rowe Price Associates, Inc.	604,465	0	2,599,570	0
36	Proxy Statement

PROPOSAL 2 APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM
Pursuant to federal legislation (Section 14A of the Exchange Act), AZZ provides its shareholders with a non-binding advisory shareholder vote on its executive compensation program (commonly referred to as “Say-on-Pay”), as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement. Because the Say-on-Pay vote is advisory and non-binding on AZZ or the board of directors, neither AZZ nor the board of directors will be required to take any action as a result of the voting outcome. However, the vote will provide valuable information regarding investor sentiment regarding AZZ’s executive compensation program. The board of directors will review these voting results and take them into consideration when making decisions regarding AZZ’s future executive compensation philosophy, policies and practices.
AZZ requests that you support the executive compensation program. AZZ believes the information concerning executive compensation set forth in this Proxy Statement demonstrates that its executive compensation program is consistent with sound corporate governance principles and was designed in an appropriate and conservative manner which is not reasonable likely to create inappropriate management risk-taking that could potentially have a material adverse effect on the Company. AZZ’s executive compensation program is closely monitored by its board of directors to ensure that the compensation program is within the range of market practices for companies of similar size and similar markets. AZZ believes its compensation program appropriately balances responsible, measured pay practices and provides appropriate incentives to the current named executive officers, and aligns their interests with those of AZZ’s shareholders with respect to the creation of long-term value for AZZ’s shareholders. Consequently, the board of directors strongly endorses AZZ’s executive compensation program and recommends that the shareholders vote in favor of such program by approving the following non-binding advisory resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF AZZ’S EXECUTIVE COMPENSATION PROGRAM.
37	Proxy Statement

PROPOSAL 3 ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY VOTES
The Dodd-Frank Act enables our shareholders to indicate how frequently they believe we should seek a say-on-pay vote. Shareholders have the option of recommending a say-on-pay vote every year, every two years or every three years or abstaining from making a recommendation. We currently conduct a say-on-pay vote every year. This frequency vote is required to be held at least once every six years. We last held a frequency vote at our 2015 Annual Meeting. At that meeting, our shareholders voted in favor of holding annual advisory votes on the Company’s executive compensation program. We expect to hold our next frequency vote at our 2027 Annual Meeting.
Our board of directors has considered the advantages and disadvantages of the annual frequency of the say-on-pay vote. Based on its analysis and feedback from our shareholders, our board of directors believes that continuing to ask our shareholders to vote on the Company’s executive compensation each year would best serve the interests of our Company and its shareholders. Our board of directors believes an annual say-on-pay vote will continue to provide timely feedback on the Company’s executive compensation plans, programs and policies as executive compensation disclosures are made annually.
The option of every one year, every two years or every three years that receives the highest number of votes cast by our shareholders will be the frequency for the vote on executive compensation that has been selected by our shareholders. The board of directors highly values the opinions of our shareholders and will strongly consider the outcome of this advisory vote when determining the frequency of future shareholder votes on the Company’s executive compensation programs. However, because this vote is advisory and non-binding on AZZ’s board of directors, the board of directors may decide that it is in the best interests of our shareholders and AZZ to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES.
38	Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our goal for our executive compensation program is to attract, motivate and retain key high performance executives who provide consistent leadership and collaborative team efforts to contribute to the Company’s continued success in dynamic and competitive markets. We seek to accomplish this goal by rewarding performance and aligning the long-term interests of our executives with our shareholders. The compensation committee of the board of directors oversees the executive compensation program, determines the compensation for our named executive officers (“NEOs”) and has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy and executive compensation programs.
We believe our fiscal year 2021 executive compensation program strongly linked performance and executive pay and aligned the interests of our executive officers with the interests of our shareholders. In consultation with Meridian Compensation Partners, LLC, the compensation committee monitors market and peer group pay practices and engages with our shareholders and other stakeholders to ensure that our executive compensation program continues to support the Company’s strategy and remains competitively positioned and appropriately structured to align pay and performance.
For fiscal year 2021, in consideration of the financial forecasting uncertainty and the unknown impact of the business disruption that would result from the global COVID-19 pandemic, the board suspended fiscal year 2021 guidance during the year and the compensation committee froze annual salary increases for executive officers and adjusted and/or delayed setting performance metrics related to the Company’s short-term incentive program and fiscal year 2021 PSUs. When the compensation committee set the annual short-term incentive and PSU performance metrics, they considered management’s need to (i) reduce annual operational costs; (ii) effectively manage liquidity; (iii) execute our fiscal year 2021 operating budgets that were set prior to the beginning of the pandemic; (v) ensure the safety of our employees; and (vi) efficiently maintain our operations during the pandemic.
Named Executive Officers
The purpose of this Compensation Discussion and Analysis is to describe the compensation committee’s compensation philosophy and approach for the Company’s chief executive officer, chief financial officer, and the three other most highly compensated paid executive officers of the Company for fiscal year 2021 (the “named executive officers” or “NEOs”). The Company’s NEOs for fiscal year 2021 were as follows:
Fiscal Year 2021 NEOs
•	Thomas E. Ferguson – President and Chief Executive Officer
•	Philip Schlom – Senior Vice President and Chief Financial Officer
•	Tara D. Mackey – Chief Legal Officer and Secretary
•	Gary Hill – Chief Operating Officer – Infrastructure Solutions
•	Bryan Stovall – Chief Operating Officer – Metal Coatings
Former NEO
•	Paul W. Fehlman – Former Senior Vice President and Chief Financial Officer
On May 4, 2020, the Company announced the departure of Mr. Fehlman who remained in a consulting role with the Company until May 31, 2020. Also, on May 4, 2020, Mr. Schlom, the Company’s Vice President and Chief Accounting Officer, was appointed to serve as the Interim Chief Financial Officer. Following a comprehensive search for a permanent Chief Financial Officer, Mr. Schlom was appointed as the permanent Senior Vice President and Chief Financial Officer on October 29, 2020.
39	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Highlights for Fiscal Year 2021
The Company marked its 34th consecutive year of profitable operations and has a record of consistent profitability and strong cash generation.
We undertook a number of initiatives during fiscal year 2021 in an effort to expand our operating synergies, to improve cost efficiencies and to expand and diversify the markets for our products and services. These initiatives included:
•	the completion of an acquisition in our Metal Coatings segment to expand our market coverage;
•	a divestiture of non-core businesses in each of our Metal Coatings and Infrastructure Solutions segments;
•	successful refinancing of our $125 million notes, saving the Company $2.5M in annual interest;
•	an increase of our shareholder communications by engaging in over 170 investor relations conference calls and virtual investor road shows;
•
conducting a competitive selection process with insurance brokers, which resulted in the negotiation of flat broker fees and insurance premiums from the prior year, in a market that was experiencing 15 – 20% rate increases as the norm;

•	successful navigation of the market disruptions caused by the ongoing COVID-19 pandemic; and
•	completion of several operational improvement initiatives, including continuing to invest in digital galvanizing systems.
We feel that the Company is well positioned for the future and continue to (i) invest in new organic growth initiatives to drive future sales growth; (ii) execute on our mergers and acquisitions (“M&A”) strategy; (iii) ensure pricing discipline while managing operational costs; and (iv) streamline the business unit platforms to execute on the Company’s long-term strategic plan.

40	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Highlights of Our Compensation Program
Highlights of our executive compensation programs for fiscal year 2021 include the following:
•
Our NEOs’ total compensation is comprised of a mix of base salary, annual short-term cash incentive compensation, long-term incentive equity awards and other benefits. The table below illustrates the chief executive officer’s total compensation for fiscal years 2017 through 2021 in comparison with the Company’s stock performance. Actual total compensation paid to Mr. Ferguson during fiscal year 2021 was lower than fiscal year 2020 as a result of a reduced payout under the Company’s annual short-term cash incentive plan. For additional detail see also the section below titled “Performance-Based Incentive Compensation”.

Total compensation is calculated using the same methodology as in the Summary Compensation Table. Additional detail regarding the compensation paid to our chief executive officer during fiscal year 2021 is provided in the Summary Compensation Table provided on page 61.
•
The compensation committee determined that there would be no annual merit increases for any of the NEOs for fiscal year 2021. However, three of our NEOs received salary increases during the year due to promotions. For more information regarding their promotions, see the discussion below under the heading “Base Salary” on page 48.

41	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

•
For fiscal year 2021, our NEOs continued to receive a substantial portion of their compensation in the form of equity compensation, a portion of which is at risk because the awards are tied to increasing shareholder value through return on net assets and stock appreciation performance metrics in the form of performance share units (“PSUs”) and the other portion of equity compensation being tied to time vested RSUs. The grant value of equity awards made to our NEOs in fiscal year 2021 was allocated 50% to RSUs and 50% to PSUs, except for Mr. Stovall, who’s equity awards were allocated 60% to RSUs and 40% to PSUs. The graphs below show the elements of compensation that comprised the mix of total direct compensation for Mr. Ferguson and the average mix of total direct compensation for the other NEOs. The charts illustrate that approximately 77% of Mr. Ferguson’s total direct compensation and 58% of the average total direct compensation for the other NEOs was tied to the Company’s financial performance, which aligns their interests with those of the Company’s shareholders. The total direct compensation illustrated in the charts below does not include perquisites, retirement and other benefits.

Named Executive Officer	Percent of Fiscal Year 2021 Pay At Risk
Thomas E. Ferguson	77%
Philip Schlom	62%
Tara D. Mackey	60%
Gary Hill	52%
Bryan Stovall	59%
•
Messrs. Ferguson, Schlom and Hill each have an employment agreement with the Company. All of our NEOs are employed at will and are expected to demonstrate exceptional personal performance and leadership in order to continue serving as a member of the executive management team.

•
For fiscal year 2021, payments made under the Company’s Senior Management Bonus Plan (“STI Plan”) were above target for the NEOs, aligning compensation with the Company’s performance in a COVID disrupted year. The above target payout was achieved, even with the compensation committee increasing the payment threshold.

•
On the last day of fiscal year 2021, the three-year performance cycle for the PSUs granted to our NEOs on May 18, 2018 (the “FY2019 PSUs”), concluded. The payout on the FY2019 PSUs was determined based on two performance metrics. The first performance metric was based upon the Company’s achievement of adjusted return on assets (“Adjusted ROA”), as compared to a specified group of peer companies, over the three-year performance cycle. Adjusted ROA is defined below:

Adjusted ROA is	Adjusted Net Income
Total Assets – (Current Liabilities – Current Debt)
42	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Based on the achievement of 64.3% of the Adjusted ROA target, the NEOs received 128% of the target shares that were awarded in fiscal year 2019. The percentage of payouts under the FY2019 PSUs was determined as follows:
Adjusted ROA % Ranking Achieved(1)	% of Target Award Payout
<25%	0%
25%	50%
50%	100%
100%	200%
(1)	The percentage of target PSUs will be interpolated for performance percentiles that fall between the Adjusted ROA percentages shown above.
Additionally, the FY2019 PSUs were subject to a potential modifier based on the Company’s total shareholder return (“TSR”) relative to the PSU peer group over the same three-year performance cycle, giving effect to any dividends paid during such period. In the event the Company’s TSR for the performance cycle ranked within the top quartile relative to the PSU peer group, then the PSU target awards would be increased by an additional 25%, up to a maximum payout of 250% of the target award. If the Company’s TSR was in the bottom quartile relative to its PSU industry peer group, then the PSU target awards would be decreased by 25%. The Company’s TSR relative to the PSU peer group, ranked 9th out of 15 companies (including AZZ), or at the 36th percentile, in which case, the TSR modifier did not apply.
FY2019 PSU Peer Group
•	Chart Industries Inc.	•	Littelfuse, Inc.
•	Dynamic Materials Corp.	•	MasTec, Inc.
•	Enersys, Inc.	•	Powell Industries Inc.
•	ESCO Technologies Inc.	•	Preformed Line Products Company
•	Franklin Electric Co., Inc.	•	Regal Beloit Corporation
•	Haynes International Inc.	•	Team, Inc.
•	L.B. Foster Company	•	Valmont Industries Inc.
The target PSU awards, performance metrics, performance outcomes and actual shares earned under such FY2019 PSU awards are summarized in the table below:
FY2019 Performance Shares Earned
Name	Grant Date Target Value	Target # of PSUs Granted at Target	Payout Total # of Shares Earned(1)	Market Value(2)
Thomas W. Ferguson	$600,000	14,285	19,116	$976,636
Philip Schlom(3)	—	—	—	—
Paul Fehlman(4)	$225,000	5,357	—	—
Tara D. Mackey	$150,000	3,571	4,778	$244,108
Gary Hill	$125,000	2,976	4,013	$203,440
Bryan Stovall(3)	—	—	—	—
(1)
The total number of shares earned include dividend equivalents accrued during the FY2019 PSU performance cycle (March 1, 2019 – February 28, 2021), which consisted of 650 for Mr. Ferguson; 162 for Ms. Mackey; and 135 for Mr. Hill.

(2)
This amount represents the market value of the FY2019 PSUs at the conclusion of their performance cycle, which was February 28, 2021, and is based upon the closing market price of AZZ common stock as of February 26, 2021 (the last trading day of the Company’s fiscal year 2021), which was $51.09.

(3)	Messrs. Schlom and Stovall did not receive PSU awards during fiscal year 2019.
(4)	As a result of Mr. Fehlman’s separation from the Company on May 31, 2020, the PSUs granted to him during fiscal year 2019 were forfeited.
43	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Compensation Program Overview
The compensation committee of the board of directors has the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The compensation committee ensures that the total compensation paid to the Company’s executive management team is fair, reasonable, competitive and proportionately performance based. Generally, the types of compensation and benefits provided to the NEOs are similar to those provided to other members of the management team.
Compensation Philosophy and Objectives
The compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and which aligns executives’ interests with those of our shareholders by rewarding performance specifically tied to the achievement of goals set by the Company, with the ultimate overall objective of increasing shareholder value. The compensation committee evaluates both performance and compensation to ensure that the Company maintains its ability to retain and attract superior talent in key positions and that compensation provided to such executives remains competitive relative to the compensation paid to similarly situated executives of publicly held companies in the same industry. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the NEOs, should include both cash and equity-based compensation that rewards performance as measured against established goals.
The table below highlights our current compensation practices for our NEOs, including practices that we believe drive future strategic growth and foster strong corporate governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.
What We Do
✔
A significant portion of our executive officers’ total compensation is based upon the Company’s performance, and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.
		✔	The compensation committee engages an independent executive compensation consultant.
✔	Performance measures are highly correlated to the creation of shareholder value.	✔	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.
✔	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.	✔	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✔	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performance executive talent.	✔	We provide a limited number of employment agreements and executive perquisites.
✔	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.	✔	We have stock ownership guidelines for directors and executive officers.
✔
Our equity awards are equally weighted between time-vested RSUs, which vest ratably over a three-year period, and PSUs, which emphasize achievement of financial performance metrics over a three-year performance cycle.

What We Don’t Do
✘	We do not provide tax gross ups.	✘	We do not pay dividends or dividend equivalents on unearned RSUs or PSUs until they vest.
✘	We do not recycle shares withheld for taxes.	✘	We do not reprice underwater equity awards.
✘	We do not permit pledging or hedging of Company securities.	✘	We do not have pension or supplemental executive retirement plans.
44	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Role of Compensation Committee, its Compensation Consultant and the Chief Executive Officer in Compensation Decisions
The compensation committee makes all compensation decisions, including equity awards, for the executive management team.
The chief executive officer provides the compensation committee with an evaluation of the annual performance of each member of the executive management team (other than his own, which is subsequently reviewed by the compensation committee) and makes preliminary recommendations for base salary and incentive target levels for them. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives made by the chief executive officer. The compensation committee, in executive session and without executive officers present, approves the chief executive officer's pay levels and the pay levels of the other executive members of the team. The chief executive officer does not make recommendations to the compensation committee on his own pay levels.
The compensation committee has the authority to retain and terminate compensation advisors, including the authority to approve the terms and fees of any such arrangement. The compensation committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Meridian performs services solely on behalf of the compensation committee and does not perform any services for the Company. The compensation committee has assessed the independence of Meridian pursuant to standards promulgated by the SEC and the NYSE and concluded that no conflict of interest exists that would prevent Meridian from independently representing the compensation committee. For more information on the compensation advisor, see the section below titled “Setting Executive Compensation.”
Setting Executive Compensation
Based on our compensation philosophy and objectives, the compensation committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the short-term and long-term business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the compensation committee has the authority under its charter to engage an external compensation consulting firm to conduct a review of the Company’s total compensation program for the chief executive officer as well as for other members of the executive management team.
The compensation committee has engaged Meridian to provide ongoing advisory services to the compensation committee, which services have included, but not been limited to, an executive compensation review for purposes of advising the compensation committee with respect to executive compensation for fiscal year 2021. In addition, Meridian provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer for executives other than the chief executive officer. The compensation committee did not and does not direct Meridian to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company's executive compensation, however, are made by the compensation committee.
The compensation committee has the sole authority to hire and terminate the compensation consultant, and the compensation committee evaluates the compensation consultant annually. In fiscal year 2021, Meridian did not perform any other services for the Company other than those described above for the compensation committee. In accordance with Rule 10C-1(b)(4) under the Exchange Act, the compensation committee has determined that Meridian is independent and that no conflict of interest exists that would be required to be disclosed in the Company’s Proxy Statement pursuant to Item 407 of Regulation S-K.
Executive Compensation Peer Group
In making compensation decisions, the compensation committee compares each element of the total compensation program against a group of comparable publicly held companies for benchmarking executive compensation. This peer group of companies, which is annually reviewed and updated, if applicable, by the compensation committee in consultation with Meridian, consists of companies against which the compensation committee believes the Company competes for talent and for shareholder investment. In fiscal year 2021, the compensation committee, in consultation with Meridian, determined that no changes would be made to the Executive Compensation Peer Group from fiscal year 2020. The fiscal year 2021 Executive Compensation Peer Group consists of 15 companies in the following industries: (i) electrical and lighting component manufacturing; (ii) steel; (iii) metal coatings; (iv) environmental and facilities services; (v) industrial machinery; and (vi) construction and engineering. These peer companies had annual revenues ranging from one-third to three times the annual revenues of the Company and a median revenue of $1.18 billion for the most recently reported fiscal year end as disclosed to Meridian by the compensation committee, and were size appropriate in terms of market capitalization and the markets in which AZZ competes. The fiscal year 2021 Executive Compensation Peer Group includes the following companies:
45	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

•	Altra Industrial Motion Corp.	•	Littelfuse, Inc.
•	Chart Industries, Inc.	•	LSI Industries Inc.
•	Encore Wire Corporation	•	Powell Industries, Inc.
•	ESCO Technologies Inc.	•	Preformed Line Products Company
•	L.B. Foster Company	•	Team, Inc.
•	Franklin Electric Co., Inc.	•	Valmont Industries, Inc.
•	Generac Holdings, Inc.	•	Woodward, Inc.
•	Haynes International, Inc.
Though the compensation committee considers the compensation practices of the peer companies noted above in determining the overall compensation of the Company’s executive officers, including the NEOs (as well as in determining base salaries, as described below), the compensation committee does not set target compensation at specific market percentiles. Based on this peer group analysis, the compensation committee concluded that the compensation levels for the Company’s NEOs fell within the range of the observed market compensation levels. Subject to the discretion of the compensation committee, our base salaries, short-term incentive compensation targets and long-term incentive compensation targets generally range between the 25th and 50th percentile of our executive compensation peer group, aligning closer to the 50th percentile for sustained superior performance.
In addition to peer market data, compensation is determined based upon the individual’s experience level and performance as well as by internal pay equity (including the executive’s accountability and impact on Company operations). In considering internal pay equity, the compensation committee has no formula or established ratios for setting one executive’s total compensation versus the compensation of another executive officer. Rather, the compensation committee subjectively evaluates the relative importance of each NEO’s role to the Company as a whole, which results in certain executives receiving more total compensation than others (e.g., the Company’s chief executive officer is paid more than its chief financial officer). The compensation committee may also consider how the Company has performed relative to the industry peer group of companies listed above.
The compensation committee strives to develop total compensation packages for our executives comprised of a balanced combination of base salary, annual incentive awards, and long-term compensation. In setting executives’ compensation, the compensation committee also reviews among other things, the following factors:
•	The executive’s contributions and performance	•	Market levels of compensation for positions comparable to the executive’s position
•	The executive’s roles and responsibilities, including the executive’s tenure in such role	•	The executive’s experience and management responsibilities
While the compensation committee considers a variety of factors, including those listed above, in making compensation decisions for the Company’s NEOs, the compensation committee does not use any particular weighting or formula to determine executive compensation. Rather, the compensation committee subjectively evaluates all of the factors noted in the discussion above in determining executive compensation.
2020 Say-On-Pay Advisory Vote
At the Company’s 2020 Annual Meeting, 98.56% of the shareholders casting a ballot voted to approve the Company’s executive compensation program. After considering these non-binding, advisory vote results, the compensation committee believes the results reflect strong shareholder concurrence that the Company’s executive compensation program is consistent with sound corporate governance principles, and appropriately designed to support the Company’s short- and long-term strategic business objectives. Additionally, the compensation committee believes these results demonstrate shareholders’ concurrence that the executive compensation program maintains an appropriate balance between utilizing responsible, measured pay practices and effectively ensuring the interests of the NEOs are incentivized by, and aligned with, the creation of long-term value for the Company’s shareholders. Consequently, the compensation committee intends to continue following the executive compensation philosophy, policies and practices it has historically utilized, and update certain compensation elements from time to time as market compensation trends evolve to best practices.
46	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Employment Agreements
Our employment agreements with our NEOs are described below. Mr. Ferguson’s initial employment agreement with the Company commenced in November 2013 and was amended and restated on September 29, 2016 and subsequently amended on October 3, 2018, solely to clarify compliance with Section 409A of the Internal Revenue Code. On October 3, 2019, Mr. Ferguson entered into the Second Amended and Restated Employment Agreement (the “Second Amended CEO Agreement”) with the Company, which extended Mr. Ferguson’s employment term for an additional three years to expire on October 3, 2022, subject to automatic extensions for successive one-year periods unless either the Company or Mr. Ferguson gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Mr. Ferguson’s election not to extend the term.
Mr. Schlom entered into an employment agreement with the Company on November 4, 2020, which has an initial term of three years to expire on November 4, 2023, subject to automatic extensions for successive one-year periods unless either the Company or Mr. Schlom gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Mr. Schlom’s election not to extend the term.
As part of the CEO’s retention and succession planning efforts in fiscal year 2020 for the Infrastructure Solutions segment, Mr. Hill entered into an employment agreement with the Company on February 11, 2020. The employment and retention agreement for Mr. Hill includes a three-year term and is subject to automatic extensions each subsequent anniversary for one additional year, unless either party provides one hundred twenty (120) days’ written notice to the other party on non-renewal.
Each of the above agreements provides for (i) a base salary, to be reviewed annually, which the board and/or the compensation committee may adjust at its discretion; (ii) eligibility for an annual equity award under the Company’s 2014 Plan; and (iii) an annual cash incentive opportunity to be based upon individual or Company performance criteria that the board and/or the compensation committee establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. Messrs. Ferguson, Schlom, and Hill are each subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during employment and for 12 months thereafter and are also subject to restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.
In addition to the terms of these agreements described above, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control.”
Fiscal Year 2021 Executive Compensation Components
For the fiscal year ended February 28, 2021, the principal components of compensation for NEOs were:
Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based upon experience and on responsibilities of the position. Reviewed annually for potential adjustments based on market rates for each position, individual performance and scope of responsibilities.

	Annual Incentive Opportunity	Annual cash incentive for achievement of specific annual financial operating results and a qualitative component relating to managing operations and liquidity during a COVID disrupted year.
Long-Term Incentives	Restricted Stock Units
Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalents accrue with respect to dividends awarded during the vesting period and will not be paid unless and until the underlying award vests.

Performance Share Units
Three-year pre-determined financial performance metric settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will vest if, and when the PSUs to which such dividend equivalents relate become vested.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1: and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
47	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Category	Compensation Element	Description
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Severance Plan	Sets standard benefits for executives in the event of severance and is available to all U.S. employees (other than NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for senior executives upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exam.
Base Salary
The Company provides executive officers and other employees with a base salary to compensate them for services required by their respective job responsibilities. Base salaries for our NEOs are determined for each executive based on his or her position and areas of responsibility and factors in experience and external market data. Base salaries are designed so that pay opportunities for a given position will be between 75% and 125% of the median market base salary.
During its review of base salaries for executives, the compensation committee primarily considers:
•	market data and advisory services periodically provided by Meridian, the compensation committee’s external compensation consultant;
•	internal data regarding the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
Salary levels are typically considered annually as part of the Company’s performance review process, as well as upon a promotion or upon other changes in job responsibilities. Annual salary increases are not guaranteed and do not automatically occur each year. Our NEOs were subject to a salary freeze during fiscal year 2021, due to the economic impact of the COVID-19 pandemic. However, Messrs. Schlom, Hill and Stovall each received an increase in base salary during fiscal year 2021 ranging from 2.9% to 16.5% due to individual promotions.
The following table details the NEOs’ base salaries for the fiscal year ended February 28, 2021.
Name	FY2020 Base Salary	FY2021 Base Salary	Actual Base Salary Earned During FY2021
Thomas E. Ferguson	$746,235	$746,235	$746,235
Paul W. Fehlman	$395,484	$395,484	$98,871(1)
Philip Schlom(2)	—(2)	$350,000(3)	$317,833
Tara D. Mackey	$361,471	$361,471	$361,471
Gary Hill	$344,780	$355,000(4)	$348,396
Bryan Stovall(2)	—(2)	$350,000(5)	$333,413
(1)	This amount has been pro-rated for three months of the fiscal year due to Mr. Fehlman’s separation of employment from the Company on May 31, 2020.
(2)	Messrs. Schlom and Stovall were not NEOs during fiscal year 2020.
(3)	Mr. Schlom’s base salary was increased from $306,000 to $350,000 as a result of being promoted to the Company’s Chief Financial Officer on November 4, 2020.
(4)	Mr. Hill’s base salary was increased from $344,780 to $355,000 as a result of being promoted to Chief Operating Officer – Infrastructure Solutions on October 8, 2020.
(5)	Mr. Stovall’s base salary was increased from $300,240 to $350,000 as a result of being promoted to Chief Operating Officer – Metal Coatings on July 2, 2020.
48	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

In determining salary increases, if applicable, and also in determining short-term cash incentive awards under the Company’s STI Plan and long-term incentive compensation awards under the 2014 Plan, for the NEOs for fiscal year 2021, the compensation committee utilized qualitative factors to evaluate their performances and recognize their contributions and leadership during fiscal year 2021. In particular, the compensation committee considered each officer’s contributions to achieving the following: (i) the identification, review, analysis and evaluation of potential targets to acquire by the Company during the year; (ii) the implementation of integration plans for acquired businesses; (iii) the Company’s overall financial performance in light of challenging economic conditions due to the COVID-19 pandemic; (iv) the Company’s ability to manage costs and reduce corporate spend; (v) the successful implementation of several corporate initiatives during the year; (vi) the performance of the Company’s stock price, as compared to its competitors; and (vii) the Company’s business development results, as measured by new and increased business from both domestic and international customers during the year. The compensation committee also considered issues of relative amounts paid and awarded as a matter of internal equity.
The amount of each officer’s salary and incentive awards was based on the CEO’s subjective evaluation of each officer’s performance, the relative responsibilities of the officers and the compensation committee’s sense of fair and equitable relative distributions of salaries and incentive awards. The compensation committee also took into account the salaries and awards paid in prior years and comparable market compensation data from the industry peer group described above. In assessing the NEOs performance evaluation, the compensation committee took into account and acknowledged the following individual performance achievements for fiscal year 2021:
Mr. Ferguson	Performance Results
FY2021 Performance Results	•	Successfully led the Company and protected liquidity during a COVID disrupted year;
•
Effectively led AZZ in streamlining its core businesses to increase operating efficiencies, including the disposition of two non-core businesses and drove acquisition opportunities to execute AZZ’s growth strategy;

	•	Ensured the remediation of two material weaknesses relating to internal control over financial reporting;
	•	Drove initiatives to manage the Electrical platform to reduce risk and improve profitability;
	•	Continued to increase diversity and ensure high performance and accountability among the executive team to support our commitment to long-term growth, development of our people and sustainability; and
	•	Strengthened the existing succession plan currently in place for all senior positions within AZZ.
Mr. Schlom	Performance Results
FY2021 Performance Results	•	Drove remediation efforts relating to the material weakness in the internal controls over financial reporting;
	•	Worked closely with the management team and Internal Audit to reduce the number of outstanding audit findings/deficiencies;
	•	Managed liquidity during a COVID disrupted year;
	•	Successfully rebuilt the Corporate Finance Team and managed the duties of the chief accounting and chief financial officer roles through-out the year;
	•	Led a cross functional team to effectively refinance $125 million notes, saving Company $2.5M in annual interest;
	•	Partnered with operations and legal leadership to negotiate flat broker fees and insurance premiums from the prior year in a market experiencing 15-20% rate increases as the norm; and
	•	Reduced tax reporting and tax reserve risks for the Company.
49	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Ms. Mackey	Performance Results
FY2021 Performance Results	•
Managed all legal matters for the Company and defended the business units and resolved numerous labor and employment charges, lawsuits and whistleblower allegations with no material settlement payouts;

•
Led the Company’s ESG commitments, including the establishment of a Sustainability Council, adoption of new environmental and human rights policies, engaged a licensed environmental management system to aggregate the Company’s utility data and carbon emissions to assist in tracking the Company’s base-line key performance indicators, and added Board oversight of the Company’s ESG policies and practices;

	•	Absorbed the work of two (2) previous in-house attorneys this year (resulting in year-over-year annual head count savings of $860K);
	•	Prepared the Company’s initial Human Capital Management and ESG disclosures and anaystics;
	•	Managed all AZZ Cares Foundation applications, issuance of assistance and the disbursement of annual tax statements;
	•	Partnered with Finance to refinance $125M in Senior Notes, saving AZZ $2.5M in annual interest expense; and
	•	Partnered with finance to negotiate flat broker fees and insurance premiums from the prior year in a market experiencing 15-20% rate increases as the norm.
Mr. Hill	Performance Results
FY2021 Performance Results	•	Successfully led AZZ’s Infrastructure Solutions segment in a COVID disrupted year;
	•	Successfully led the divestiture of the SMS business unit to Mid-State Machine and Fabrication;
	•	Completed the build out of a new Welding Solutions Center in Radom Poland within schedule and budget and entering fiscal year 2022 with backlog for the new facility;
	•	Sustained a safety culture across the businesses to attain a 0.0 TRIR for the Industrial platform and 0.95 TRIR for the Electrical platform for fiscal year 2021;
	•	Continued to develop the Industrial platform leadership depth through succession planning and targeted training; and
	•	Sustained a Customer Satisfaction Score above 9 (on a scale of 10) across the Industrial businesses.
Mr. Stovall	Performance Results
FY2021 Performance Results	•	Successfully led AZZ’s Metal Coating segment that achieved 95% of its FY2021 operating income plan at a 23.5% margin (Galvanizing at 25.5%) despite a COVID disrupted year;
	•	Constructed a new Galvanizing Spin Facility in Houston, TX;
	•	Continued to develop the bench strength and leadership of the Metal Coatings segment;
	•	Acquired and successfully integrated ACME Galvanizing and Plating in January 2021; and
	•	Reduced Metal Coatings TRIR and DART by 24% and 40%, respectively, through plant Safety Teams, Mentor Program, and T.R.A.I.T.S. Recognition Plan.
Additionally, the compensation committee considered the compensation of the Company’s NEOs relative to similarly situated officers of companies against which the compensation committee believes the Company competes for talent and for shareholder investment, as discussed above.
Performance-Based Incentive Compensation
The Senior Management Bonus Plan (the “STI Plan”) is an annual cash incentive program that provides the compensation committee the flexibility to reward high performance for the achievement of annual performance goals by NEOs, increase shareholder value and allow key employees to share in the annual growth and profitability of the Company. The STI Plan provides guidelines for the calculation of annual cash incentive compensation, subject to the compensation committee’s oversight and modification.
At the beginning of each fiscal year, the compensation committee approves the group of employees who are eligible to participate in the STI Plan for that fiscal year and the total target award pool. Each participant’s responsibilities and potential impact on the Company’s
50	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

operations are factored into their respective target award opportunities that are established as a percentage of base salary. For fiscal year 2021, the compensation committee approved annual short-term incentive target award opportunities that ranged from 55% to 100% of base salary for the Company’s NEOs. The target annual short-term incentive opportunity for each NEO in fiscal year 2021 is set forth in the following table:
Named Executive Officer	FY2021 Target %(1)
Thomas E. Ferguson	100%
Paul W. Fehlman	65%
Philip A. Schlom	65%
Tara D. Mackey	55%
Gary Hill	55%
Bryan Stovall	55%
(1)
The target payout percentages noted above were adjusted by the compensation committee during the beginning of the fiscal quarter to pay at 80% of the target percentages upon the achievement of 100% of the performance metrics set for fisal year 2021 and discussed in detail below. The maximum payout permitted under the STI Plan was also reduced from 200% to 125% of the target percentages noted above.

Fiscal Year 2021 STI Plan Performance Metrics
Our STI Plan performance metrics are designed to be based on the primary drivers for shareholder value. When fiscal year 2021 began, the Company’s performance targets for Corporate employees were weighted 70% on annual, adjusted diluted earnings per share (“EPS”) and 30% on cash flows from operations minus capital expenditures. The Company’s Metal Coatings and Infrastructure Solutions segments had performance targets weighted as follows: (i) 25% on EPS; (ii) 25% on cash flows; (iii) 25% on return on assets (“ROA”); and (iv) 25% on operating income (“OI”).
In consideration of the global market downturn created by the COVID-19 pandemic, its effect on the Company’s stock price and the level of uncertainty surrounding financial forecasting for the remainder of the year, the compensation committee made certain adjustments to previously approved performance metrics for the fiscal year 2021 STI Plan. The compensation committee desired to align executive performance for the year with the evolving market conditions and reduced maximum payout opportunities to drive shareholder value in the midst of the economic downturn in the global business environment. Modifications made to the fiscal year 2021 STI Plan included:
•	increasing the minimum threshold for a potential payout of any cash incentive award from 50% to 60%;
•	reducing the maximum total potential payout opportunity from 200% to 125%;
•
creating a discretionary qualitative component, whereby the compensation committee could reduce or increase payouts by 25% for corporate employees and 10% for the Company’s business segment employees based on the successful management of liquidity and completion of strategic projects;

•	setting the EPS performance metric at $2.00 per share;
•	Corporate STI Plan participant metrics were adjusted to be based solely on EPS; and
•	adjusting the weights of the performance award targets for the Company’s business segments participants to be weighted at 50% on EPS, 25% on ROI and 25% OI.
As part of the modification of the performance metrics for fiscal year 2021, the compensation committee revised target payouts for each of the NEOs during the second fiscal quarter, including the other executive officers, to a target payout of 80% upon the achievement of 100% of the adjusted performance metrics described above. The maximum payout was set to 125% of the original target awards.
Each NEO may earn up to 125% of his or her short-term incentive target award opportunity by achieving a performance level of at least 110% of his or her annual performance targets. Therefore, the maximum award payments under the STI Plan may not exceed 125% of base salary for Mr. Ferguson, 81.25% of base salary for Messrs. Fehlman and Schlom and, 68.75% of base salary for Ms. Mackey and Messrs. Hill and Stovall. Payments made under the fiscal year 2021 STI Plan are forfeitable, and must be repaid to the Company by the applicable NEO in the event the Company is required to restate its financial statements or such NEO engages in serious misconduct.
51	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Award payments are calculated (as a percentage of the target award opportunity) with respect to each applicable performance metric, based on the percentage of performance target achieved in accordance with the following schedule:
% of Performance Target Achievement	% of Target Bonus Opportunity Earned
<60	0%
100	80%(1)
110	120%
(1)
The target payout on the achievement of the target percentages noted above was adjusted by the compensation committee to pay the bonus opportunity at 80% upon the achievement of 100% of the performance metrics.

For every percentage point increase in the percentage of the performance target achieved above 60% (the minimum threshold), the percentage of target bonus opportunity earned increased by two percentage points up to 100% achievement of the performance metrics. For every percentage point achieved over 100%, the percentage of target bonus opportunity earned increased by four percentage points.
The compensation committee assigned quantitative and qualitative performance goals for the year that relate to the following: (i) AZZ’s strategic operating plan for fiscal year 2021; (ii) the ability of the executive officers to effectively execute on their respective operating budgets; (iii) complete several strategic and corporate initiatives; and (iv) successfully navigate the market conditions resulting from the COVID-19 pandemic. Levels for revenue, operating income, earnings per share, and return on assets objectives were all set in alignment with the Company’s strategic plan, and expectations set by the board of directors regarding earnings, Company performance and market indicators.
The chart below shows the adjusted performance measures, the weight of each performance measure and target performance goals assigned to each NEO, and the actual percentage of target performance achieved for fiscal year 2021:
Named Executive Officer	Weight	Performance Measure	FY2021 Target Performance Goal	FY2021 Achieved Performance	% of Target Performance Achieved
Mr. Ferguson	100%	Adjusted Diluted earnings per share (“EPS”)	$2.00	$2.11	106%
Mr. Schlom	100%	EPS	$2.00	$2.11	106%
Mr. Fehlman	100%	EPS	$2.00	$2.11	106%
Ms. Mackey	100%	EPS	$2.00	$2.11	106%
Mr. Hill	50%	EPS	$2.00	$2.11	106%
	25%	Industrial Platform ROA(1)	5.30%	0%	0%
	25%	Industrial Platform Operating Income(2)	(3)	(3)	0%
Mr. Stovall	50%	EPS	$2.00	$2.11	106%
	25%	Metal Coatings Platform ROA(1)	14.40%	16.10%	112%
	25%	Metal Coatings Platform Operating Income(2)	(4)	(4)	109%
(1)
Platform ROA is calculated as a percentage using a numerator of tax adjusted platform operating income, divided by a denominator of total platform assets, minus platform current liabilities, plus platform current portion of long-term debt.

(2)
Platform operating income consists of net sales less cost of sales, specifically identifiable selling, general and administrative expenses and other income and expense items that are specifically identifiable to a platform.

(3)
The fiscal year 2021 operating income target and achieved performance for the Industrial platform is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging. The compensation committee believes that the achievement of the operating income target was exceptionally challenging in a COVID disrupted year and required substantial performance by the Industrial platform.

(4)
The fiscal year 2021 operating income target and achieved performance for the Metal Coatings platform is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging. The compensation committee believes that the achievement of the operating income target was exceptionally challenging in a COVID disrupted year and required substantial performance by the Metal Coatings platform.

52	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Upon completion of the fiscal year, the compensation committee assesses the actual achieved performance of the Company against each performance objective to determine the percentage of target performance achieved. Actual performance achieved was based upon our audited financial statements. Based on the percentage of target performance achieved, the compensation committee determined the percentage of target award opportunity earned by each NEO. Awards made to our NEOs under the STI Plan for performance in fiscal year 2021 are reported in column (g) of the Summary Compensation Table of this Proxy Statement on page 61 and also detailed in the following table:
Named Executive Officer	Target as a % of Base Salary	Actual Payout as % of Base Salary (1)	Target Amount ($)(2)	Actual Payout ($)(3)
Thomas Ferguson	100%	104%	596,988	776,084
Paul Fehlman	65%	104%	205,652	66,837
Philip Schlom	65%	104%	165,793	214,855
Tara D. Mackey	55%	104%	159,047	206,761
Gary Hill	55%	52%	153,015	100,024
Bryan Stovall	55%	111%	146,702	203,549
(1)
The target payout on the achievement of the target percentages for fiscal year 2021 was adjusted by the compensation committee to pay the bonus opportunity at 80% upon the achievement of 100% of the performance metrics. Each percentage point achieved over 100% increased the target bonus earned by four percentage points. The achievement of 106% increased the earned bonus amount by 24% (six percentage points multiplied by four), which resulted in a payout percentage of 104% (80% plus 24%).

(2)
The target amount is calculated based on 80% of the base salary, which reflects the compensation committee’s adjustment to pay the bonus opportunity at 80% upon the achievement of 100% of the performance metrics.

(3)
Actual payout was pro-rated for Messrs. Schlom, Hill and Stovall based upon their change in base salary during the fiscal year related to promotions, or in the case of Mr. Fehlman, his separation from the Company. Mr. Schlom’s target percentage increased from 50% to 65% due to his promotion to chief financial officer.

Long-Term Incentive Compensation
On July 8, 2014, the Company’s shareholders approved the adoption of the 2014 Plan, which allows the Company to grant stock options, SARs, restricted shares, RSUs, performance awards (including PSUs) and other stock-based awards.
The purpose of our long-term incentive compensation program is to:
•	align the interests of executive officers with those of our shareholders;
•	provide an opportunity for increased equity ownership in the Company by directors and executives;
•	maintain competitive levels of total compensation with the Company’s industry peer group; and
•
facilitate compliance with the policy of the board of directors, as described above under the heading “Stock Ownership Guidelines,” requiring AZZ’s executive officers and directors to hold shares of AZZ’s common stock.

During fiscal year 2021, the compensation packages for our executive officers included long-term equity awards in the form of 50% RSUs and 50% PSUs (except for Mr. Stovall, who received awards in the form of 60% RSUs and 40% PSUs), which were granted under the 2014 Plan. These RSUs and PSUs accrue dividend equivalents during the restricted vesting period or performance cycle, as applicable, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying awards.
On May 4, 2020, the compensation committee awarded an aggregate of 131,120 RSUs and an aggregate of 69,955 PSUs to certain officers and employees of the Company under the 2014 Plan. The RSUs vest rateably during a three-year period from the grant date, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date beginning on May 4, 2021, and are settled in shares of AZZ common stock. The PSUs cliff vest at the end of a three-year period based on total shareholder return (“TSR”) performance in the performance cycle (compared to the Company’s Executive Compensation Peer Group, which is discussed on page 45 of this Proxy Statement) and are settled, if at all, in shares of AZZ common stock.
53	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

RSU award levels are determined based on market data, vary among participants based on their positions within the Company, and are granted after the Company publicly announces its financial results for the prior full fiscal year. To determine target awards of RSUs, the compensation committee first establishes a target value to be delivered to each NEO through long-term equity awards. In setting target value, the compensation committee considered various factors, including the following:
•	the practice of granting annual equity awards only once every year after annual final results are released;
•	the emphasis placed on equity in the mix of total compensation;
•	the officer’s experience and performance;
•	the scope, responsibility and business impact of the NEO’s position;
•	the perceived retention value of the total compensation package in light of the competitive labor market;
•	alignment with AZZ's compensation philosophy and objectives;
•	cost and dilution impact;
•	grant practices of our Executive Compensation Peer Group; and
•	input and advice from Meridan, our executive compensation consultant.
No particular weighting was assigned to the factors described above in the determination of the compensation mix for fiscal year 2021.
Once the target values of RSU and PSU awards were established for each executive officer, the compensation committee determined the number of shares to be awarded to the NEOs by utilizing a 30-day average closing stock price of the Company’s common stock from the last trading day preceding the date of grant. This represents a change from prior years where the number of shares to be awarded to the NEOs was determined based on the closing share price of the Company’s common stock on the date of grant.
In determining the amount of RSUs and PSUs to be granted to Mr. Ferguson, the compensation committee considered his experience serving as an executive officer of a public company, his extensive strategic management experience both domestically and internationally in the industries in which the Company operates, and his track record for helping businesses achieve growth, both organically and through acquisitions in the global marketplace. The number and value of RSUs and PSUs granted to each one of the NEOs in fiscal year 2021 can be found in the table provided below under the caption “Grants of Plan Based Awards” of this Proxy Statement.
Fiscal Year 2021 Performance Share Units
For fiscal year 2021, the Company granted PSUs to the NEOs that have a three-year performance cycle (March 1, 2020 to February 28, 2023) and will vest and become payable, if at all, on the third anniversary of the award date, with payments to be settled in shares of the Company’s common stock (the “FY2021 PSUs”). Payments under the PSUs will be based on the Company’s TSR relative to the TSR of its Executive Compensation Peer Group over the three year performance cycle. The Executive Compensation Peer Group is described in detail on page 45 of this Proxy Statement. The TSR performance metric is defined below.
TSR is	(Ending Share Price – Beginning Share Price) + Dividends Paid
(Beginning Share Price)
The Executive Compensation Peer Group companies and AZZ, will be ranked according to their performance at the end of the three-year period. AZZ’s percentile ranking will be calculated as follows:

1 — (	AZZ Position in Ranking — 1)

# of companies in Peer Group excluding AZZ

54	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Award recipients will not be entitled to receive any payment under the FY2021 PSUs unless AZZ’s TSR performance ranks in the 25th percentile or higher as compared to its Executive Compensation Peer Group. Within these constraints, payments under the FY2021 PSUs will be determined as follows:
TSR % Ranking Achieved(1)	% of Target Award Payout
<25%	0%
25%	50%
50%	100%
100%	200%
(1)	The percentage of target payout earned under the FY2021 PSUs will be interpolated for performance percentiles that fall between the threshold and maximum percentages shown above.
The FY2021 PSUs vest at the end of the three-year performance cycle with potential payouts ranging from 0% to 200%. Upon completion of the three-year performance cycle ending on February 28, 2023, the compensation committee will determine the amount of TSR performance achieved by the Company based on the Company’s audited financial statements relative to its Executive Compensation Peer Group for the same period.
RSUs and PSUs granted under the 2014 Plan include dividend equivalents, which are intended to provide the recipient of these awards with the benefits of dividends paid on the underlying shares of AZZ common stock during the vesting period. Dividend equivalents are calculated based upon the dividends paid by the Company during the vesting period of the applicable award and are paid only upon the vesting of the underlying equity award, and such dividend equivalents may be paid in either cash or shares of AZZ common stock. Recipients of the RSUs and PSUs have no rights with respect to accrued dividend equivalents unless and until the vesting of the underlying award.
The following table sets forth the number of RSUs and PSUs granted to each NEO in fiscal year 2021. The compensation committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO. This dollar value amount was then divided by the 30-day average closing stock price of the Company’s common stock on the last trading day preceding the date of grant, which was $27.59, to determine the number of shares to be granted.
Name	RSU Grant Value(1)	Number of RSUs	Total PSU Grant Value(1)	Number of PSUs at Target
Thomas Ferguson	$750,000	27,184	$750,000	27,184
Philip Schlom	$112,500	4,078	$112,500	4,078
Paul Fehlman	—	—	—	—
Tara D. Mackey	$150,000	5,437	$150,000	5,437
Gary Hill	$125,000	4,531	$125,000	4,531
Bryan Stovall	$150,000	5,437	$100,000	3,625
(1)
Grant values vary from the values in the Summary Compensation Table because grant values represent the dollar value of the grant that the compensation committee desired to award, which was then divided by the 30-day average closing stock price of the Company’s common stock on the last trading day preceding the date of grant to determine the number of shares awarded and the values in the Summary Compensation Table represent the fair market value of the award calculated by the different methodology as set forth in FASB ASC Topic 718.

Benefits and Perquisites
The Company provides benefits to its salaried employees including health care coverage, life and long-term disability insurance benefits, 401(k) matching contributions, and reimbursement for educational expenses. In addition to the aforementioned benefits provided to all employees generally, the Company provides the NEOs with nominal perquisites that the Company and the compensation committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior talent for key leadership positions. These perquisites include reimbursement of costs associated with club membership dues, executive physical exams and executive supplemental disability insurance. The compensation committee annually reviews the levels of benefits and perquisites provided to the Company’s NEOs.
55	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

Severance Benefits
On September 29, 2017, the board of directors of the Company adopted the AZZ Inc. Severance Pay Plan (the “Severance Plan”), effective September 30, 2017, which provides severance benefits under certain circumstances to active, full-time employees of the Company and its U.S. subsidiaries, including the Company’s executive officers, other than certain NEOs whose severance benefits are set forth in their respective employment agreements as discussed above under the heading “Employment Agreements”. The Severance Plan provides for the payment of benefits to eligible employees in the event of an involuntary termination of employment by the Company.
Additionally, the Company has entered into Change of Control Severance Agreements with certain key officers, including the NEOs. These agreements are designed to promote stability and continuity of executive management. Information regarding applicable payments under these agreements for the NEOs is provided under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” of this Proxy Statement. We do not have any arrangement providing for tax gross up payments of any compensation elements with any of our executive officers, including for severance and change in control benefits.
Retirement and Other Benefits
We do not maintain a defined-benefit retirement program. Instead, all Company employees, including NEOs, are eligible to participate in the AZZ Inc. Employee Benefit Plan and Trust (the “Benefit Plan”).
The Benefit Plan is a tax-qualified savings plan pursuant to which all Company employees, including the NEOs, can contribute a portion of their annual salary on a pre-tax basis up to certain limits prescribed by the Internal Revenue Service. The Company matches 100% of the first 1%, and 50% of contributions between 2% and 6%, of eligible pay that each employee contributes. Company matching contributions are fully vested after two years of service. Employees may select from among several mutual funds when investing their 401(k) account funds.
Employee Stock Purchase Plan.
On January 18, 2018, the Company’s board of directors approved the AZZ Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 ESPP succeeded the Company’s 2008 Employee Stock Purchase Plan that expired in 2018. The 2018 ESPP allows eligible employees of the Company, including NEOs, to purchase shares of the Company’s common stock, two times per year, at a 15% discount through accumulated payroll deductions. Offerings under the 2018 ESPP have a duration of 24 months. Participation in the 2018 ESPP is entirely voluntary. Under the 2018 ESPP, employees are permitted to contribute 0% to 10% of their pay on an after-tax basis for a maximum contribution limit in any one year of $21,250 (85% of $25,000) and may not purchase more than 5,000 shares during any offering period. Participants may terminate or decrease their payroll deductions during an enrollment period by withdrawing the accumulated payroll deductions at any time prior to the end of the offering period.
Tax and Accounting Implications
Deductibility of Executive Compensation
As part of its role, the compensation committee reviews and considers limits on the deductibility of certain executives’ compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Generally, Section 162(m) disallows a tax deduction for a publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to a 162(m) covered employee. For this purpose, the definition of “covered employee” includes (i) the principal executive officer and the principal financial officer (or an individual acting in such a capacity); and (ii) the three other most highly compensated executive officers.
The Tax Cuts and Jobs Act (which was signed into law on December 22, 2017) expanded the types of compensation subject to the $1,000,000 limitation under Section 162(m) to include performance-based compensation and commissions (that previously could be exempt), and added the principal financial officer to the definition of covered employee. In addition, the term covered employee was expanded to include any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016. Thus, once an individual is identified as a Section 162(m) covered employee, the $1,000,000 deduction limitation will apply to the compensation paid to that individual, even after that individual no longer holds the position which caused him or her to be treated as a covered employee or has separated from service. The amendments to Section 162(m) made by the Tax Cuts and Jobs Act apply to taxable years beginning after December 31, 2017, subject to a transition rule for certain arrangements in place as of November 2, 2017.
Many of the incentive compensation programs approved by the compensation committee for Section 162(m) covered employees for fiscal year 2018 and prior years were designed to be exempt from Section 162(m) as “qualified performance-based compensation,” some of which may still qualify for deductibility under the transition rule. Because of the ambiguities and uncertainties as to the interpretation and scope of the transition relief under the Tax Cuts and Jobs Act, however, there remains some question whether compensation intended in prior years to satisfy the requirements for exemption from Section 162(m) will, in fact, be deductible. Moreover, with the elimination of the exemption for qualified performance-based compensation, we anticipate that more of the expense related to our compensation programs for senior executives would not be deductible for U.S. federal tax purposes. Although the compensation committee intends to consider tax deductibility
56	Proxy Statement

EXECUTIVE COMPENSATION (Cont.)

of covered employees’ compensation going forward, it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed to be in the Company’s best interests, e.g., to attract and retain executive talent, to compete successfully and to motivate our senior executives to achieve the goals inherent in our business strategy, the compensation committee may approve compensation to Section 162(m) covered employees that exceeds the limits of tax deductibility. In this regard, certain amounts of the compensation paid to our NEOs for fiscal year 2018 and subsequent years may not be deductible for federal income tax purposes under Section 162(m).
In addition, Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. The Company has not provided any executive with tax gross ups or other reimbursement for tax amounts that the executive might be required to pay under Section 4999.
Compensation-Related Risk Management
The compensation committee, and the board of directors, believes the Company’s compensation policies and practices for its NEOs, and those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could potentially have a material adverse effect on the Company. The compensation committee believes that, as discussed at length above, the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to provide incentives to achieve both short-term and long-term business objectives that benefit the Company. This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management. To the contrary, the compensation committee believes that the Company’s compensation policies and practices serve to ensure a long-term value creation focus by management.
57	Proxy Statement

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS
The Company’s board of directors adopted stock ownership guidelines requiring AZZ’s executive officers to hold a minimum amount of Company stock equal in value to a multiple of their respective annual base salaries. For purposes of meeting this goal, all shares purchased by an executive officer are considered in the determination of compliance with this policy, including shares held under AZZ’s 2018 ESPP. Unexercised SARs and unvested RSUs and PSUs are not counted towards the goal. The board of directors believes that this ownership requirement encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company. The stock ownership guidelines are set by the compensation committee as a result of a competitive analysis prepared by Meridian and reviewed each year and updated as necessary. These guidelines described below include thresholds based on both market value of the shares as a multiple of base salary and on the number of shares held.
Position	Ownership Requirement	Maximum Number of Shares Required
Chief Executive Officer	4 x Base Salary	100,000
Chief Financial Officer, Chief Operating Officer and Senior Vice Presidents	3 x Base Salary	30,000
Vice Presidents and other Officers	1 x Base Salary	7,500
The compensation committee intends for non-employee directors and executive officers of the Company who are or become subject to these guidelines to achieve the applicable ownership guidelines within five years from the date the participant becomes subject to the guidelines. Executive officers joining AZZ, or who subsequently become executive officers due to a promotion, are encouraged to comply with the policy by the later of the date three years from the date the individual first becomes an officer as a result of promotion or the date five years from the date the individual was hired by AZZ. In the event an individual becomes subject to a new higher threshold due to a promotion (e.g., if a current vice president is subsequently promoted to chief operating officer), the individual is encouraged to comply with the new threshold by the later of the date three years from the date of such promotion or the date five years from the date the individual was originally hired by AZZ. Based upon the closing market price of AZZ common stock on February 26, 2021 (the last previous trading date of fiscal year 2021) of $51.09, Mr. Ferguson was the only NEO to have attained the applicable target level of stock ownership pursuant to the Company’s guidelines. The NEOs, other than Mr. Ferguson, have not yet reached their required ownership levels primarily as a result of PSU awards granted in fiscal years 2016 through 2018, resulting in no payout, and newly hired or promoted NEOs.
Compensation Recovery Policy
On January 20, 2016, the board of directors adopted the AZZ Inc. Compensation Recovery Policy (the “Compensation Recovery Policy”), to provide a mechanism for the recovery of certain incentive-based compensation, should AZZ ever be required to restate its financial statements or an executive officer engages in serious misconduct. The Compensation Recovery Policy provides for the recovery of awards granted within three years of a restatement of AZZ’s financial statements and within one year of the misconduct of the applicable officer or employee.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits directors and executive officers from engaging in speculative or hedging and pledging transactions or short sales and trading in “puts” and “calls” involving AZZ common stock.
58	Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
At the fiscal year ended February 28, 2021, the members of the compensation committee consisted of Messrs. McGough (chairman), Berce, Eisman, Feehan and Ms. McCellon – Allen, none of whom is an employee of AZZ.
No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during fiscal year 2021, (ii) was formerly an officer or employee of the Company or a subsidiary of the Company or (iii) has any relationship relative to the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K.
During fiscal year 2021, none of the Company's executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee, (b) a director of another company, one of whose executive officers served on the Company's compensation committee or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company's directors.
59	Proxy Statement

COMPENSATION COMMITTEE REPORT
The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and as set forth in this Proxy Statement. Based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2021.
THE COMPENSATION COMMITTEE

Ed McGough, Chairman Daniel E. Berce Daniel R. Feehan Clive A. Grannum Carol R. Jackson Venita McCellon-Allen
60	Proxy Statement

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the NEOs for the fiscal year ended February 28, 2021 and the two prior fiscal years, if applicable.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards/ RSUs ($)(1)	Option /SARs Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Thomas E. Ferguson President & Chief Executive Officer	2021	746,235	—	1,680,786	—	776,084	—	20,883	3,223,988
	2020	746,235	—	1,500,000	—	1,137,262	—	28,707	3,412,204
	2019	724,500	—	1,200,000	—	844,767	—	13,458	2,782,725

Philip Schlom Senior Vice President & Chief Financial Officer	2021	317,833(4)		304,493	—	214,855	—	99,203	936,384
	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—

Paul W. Fehlman(5) Former Senior Vice President & Chief Financial Officer	2021	98,871	—	—	—	66,837	—	352,178(6)	517,886
	2020	395,484	—	450,000	—	391,766	—	14,583	1,251,833
	2019	387,729	50,000	450,000	—	293,860	—	16,964	1,198,553

Tara D. Mackey Chief Legal Officer & Secretary	2021	361,471	—	336,170	—	206,761	—	3,593	907,995
	2020	361,471	—	300,000	—	302,985	—	11,921	976,377
	2019	349,247	50,000	300,000	—	223,972	—	6,448	929,667

Gary Hill Chief Operating Officer – Infrastructure Solutions	2021	348,396	—	280,152	—	100,024	—	50,066	778,638
	2020	344,780	—	1,446,250	—	313,836	—	27,117	2,131,983
	2019	—	—	—	—	—	—	—	—

Bryan Stovall Chief Operating Officer – Metal Coatings	2021	333,413(7)	—	275,976	—	203,549	—	3,890	816,828
	2020	—	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—	—
(1)
The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to FASB ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to the Company’s Executive Compensation Peer Group. PSUs vest at the end of a three-year performance cycle with payouts ranging from 0% to 200% for the relative TSR component. For more information on the calculations used to determine stock-based compensation, please see Note 11 of the Company’s Annual Report on Form 10-K for the year ended February 28, 2021 filed with the SEC on April 23, 2021.

(2)	The amounts in this column reflect the cash awards granted under the Company’s STI Plan.
(3)	All other compensation in column (i) consists of the perquisites as described in the table below entitled “Perquisites” on a per executive basis for fiscal year 2021.
(4)	Mr. Schlom’s base salary was pro-rated based upon his promotion to Senior Vice President, Chief Financial Officer on October 29, 2020.
(5)	Mr. Fehlman served as the Company’s senior vice president, chief financial officer until May 31, 2020.
(6)	This amount reflects a severance payment of $296,613 and accrued vacation in the amount of $45,634.
(7)	Mr. Stovall’s base salary was pro-rated based upon his promotion to Chief Operating Officer – Metal Coatings on July 2, 2020.
61	Proxy Statement

The following table shows the components comprising column (i) under the heading “All Other Compensation” in the Summary Compensation Table above:
	Perquisites
Name	Contribution to 401(k) Plan ($)(1)	Insurance Benefits ($)(2)	Club Dues ($)	Physical Exams ($)	Life Insurance Policy ($)	All Other Perquisites ($)	Total ($)
Thomas E. Ferguson	10,920	3,079	540	1,700	—	4,644(3)	20,883
Paul W. Fehlman	8,245	597	1,089	—	—	342,247(4)	352,178
Philip Schlom	11,801	—	2,659	—	—	84,743(5)	99,203
Tara D. Mackey	1,581	2,012	—	—	—	—	3,593
Gary Hill	9,939	2,317	—	—	587	37,223(5)	50,066
Bryan Stovall	1,314	2,576	—	—	—	—	3,890
(1)
Matching 401(k) contributions allocated by the Company during fiscal year 2021 to each of the NEOs pursuant to the Company’s Benefit Plan (which is more fully described on page 56 under the heading “Retirement and Other Benefits”).

(2)	The value attributable to each of the NEOs pursuant to the AZZ Supplemental Individual Disability Insurance Plan.
(3)	This amount represents fees for financial planning services.
(4)	This aggregate amount includes a severance payment of $296,613 and accrued vacation in the amount of $45,634 paid upon Mr. Fehlman’s separation from the Company on May 31, 2020.
(5)	These amounts represent the aggregate value of relocation services provided to each of Messrs. Schlom and Hill in connection with relocating their households to Fort Worth, Texas.
62	Proxy Statement

GRANTS OF PLAN BASED AWARDS
The following table provides information about cash incentive awards and equity awards made during fiscal year 2021 to each of the NEOs under the Company’s Senior Management Bonus Plan and the 2014 Plan.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock/ RSU Awards: Number of Shares of Stock or Units (#)(3)	All Other Option/ SARs Awards: Number of Securities Underlying Options/ SARs (#)(4)	Exercise or Base Price of Option/ SARs Awards ($/sh)	Grant Date Fair Value of Stock/RSU and Option/ SARs Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas E. Ferguson	3/1/20	0	596,988	932,794	—	—	—	—	—	—	—
	5/4/20	—	—	—	—	—	—	27,184	—	—	777,734
	5/4/20	—	—	—	0	27,184	54,368	—	—	—	903,052

Philip Schlom	3/1/20	0	165,793	284,375	—	—	—	—	—	—	—
	5/4/20	—	—	—	—	—	—	4,078	—	—	116,672
	5/4/20	—	—	—	0	4,078	8,156	—	—	—	135,471
	10/16/20(6)	—	—	—	—	—	—	1,500	—	—	52,350

Paul W. Fehlman	3/1/20	0	205,652	321,331	—	—	—	—	—	—	—

Tara D. Mackey	3/1/20	0	159,047	248,511	—	—	—	—	—	—	—
	5/4/20	—	—	—	—	—	—	5,437	—	—	155,553
	5/4/20	—	—	—	0	5,437	10,874	—	—	—	180,617

Gary Hill	3/1/20	0	153,015	244,063	—	—	—	—	—	—	—
	5/4/20	—	—	—	—	—	—	4,531	—	—	129,632
	5/4/20	—	—	—	0	4,531	9,062	—	—	—	150,520

Bryan Stovall	3/1/20	0	146,702	240,625	—	—	—	—	—	—	—
	5/4/20	—	—	—	—	—	—	5,437	—	—	155,553
	5/4/20	—	—	—	0	3,625	7,250	—	—	—	120,423
(1)	Possible payouts to each NEO under the Company’s Senior Management Bonus Plan for fiscal year 2021.
(2)
In fiscal year 2021, long-term equity incentive grants included PSUs, which will vest at the end of three years, if at all, based on relative TSR performance during the performance cycle (March 1, 2020 to February 28, 2023) as compared to the Company’s Executive Compensation Peer Group, with payouts ranging from 0% to 200%. The PSUs granted accrue dividend equivalents during the performance cycle, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to our Executive Compensation Peer Group.

(3)
Number of RSUs granted to the NEOs under the 2014 Plan. These RSUs vest ratably over a three-year period beginning on the first anniversary of the grant date. The RSUs granted accrue dividend equivalents during the restricted vesting period, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award.

(4)
Beginning in fiscal year 2016, SARs were no longer granted as a component of the Company’s executive compensation program. The final vesting date for any outstanding SARs awarded under the 2005 Plan was on March 1, 2017, with an expiration date on or before May 1, 2021 for all such unexercised SARs. Two of the Company’s executive officers have unexercised SARs.

(5)
The amounts in this column for the fiscal year ended February 28, 2021 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for RSU and PSU awards granted to the NEOs under the 2014 Plan. Assumptions used in the calculation of this amount are included in Note 11 to the Company’s audited financial statements for the fiscal year ended February 28, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 23, 2021.

(6)
Mr. Schlom received a special one-time equity award of 1,500 RSUs on October 16, 2020 that will cliff vest in full on October 16, 2021. The fair market value of $52,350 is based upon the closing market price of AZZ’s common stock on October 16, 2020, which was $34.90.

63	Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following Outstanding Equity Awards at Fiscal Year End tables provide information on the holdings of SARs, RSUs and PSUs by each of the NEOs as of February 28, 2021.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLES
OPTION/SAR AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(2)	Option/SARs Exercise Price ($)	Option/SARs Expiration Date (3)
Thomas E. Ferguson	—	—	—	—	—
Philip Schlom	—	—	—	—	—
Paul W. Fehlman	—	—	—	—	—
Tara D. Mackey	5/01/14(4)	2,711	—	44.15	5/01/21
Gary Hill	—	—	—	—	—
Bryan Stovall	—	—	—	—	—
(1)	Amounts in this column represent vested but unexercised SAR awards.
(2)
All of the SARs granted to the NEOs have fully vested. Beginning in fiscal year 2016, SARs were no longer granted as a component of the Company’s executive compensation program. The final vesting date for outstanding SARs awarded under the 2005 Plan was on March 1, 2017.

(3)	The SARs have a seven-year term from the grant date.
(4)
The SARs listed were granted on May 1, 2014 and vested and became exercisable over a three-year period with one-third of the SARs vesting on March 1, 2015, March 1, 2016 and March 1, 2017. All unexercised SARs will expire on May 1, 2021.

64	Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLES
STOCK AWARDS
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Thomas E. Ferguson	05/18/18	4,978	254,326	14,935	763,029
	05/22/19	11,845	605,161	17,768	907,767
	05/04/20	27,704	1,415,397	27,704	1,415,397

Philip Schlom	05/04/20	4,156	212,330	4,156	212,330
	10/16/20(5)	1,512	77,248	—	—

Paul W. Fehlman(6)	—	—	—	—	—

Tara D. Mackey	05/18/18	1,245	63,607	3,733	190,719
	05/22/19	2,368	120,981	3,552	181,472
	05/04/20	5,541	283,090	5,541	283,090

Gary Hill	05/18/18	1,037	52,980	3,111	158,941
	05/22/19	1,973	100,801	2,960	151,226
	05/04/20	4,617	235,883	4,617	235,883
	02/11/20	20,382	1,041,316	—	—

Bryan Stovall	05/18/18	415	21,202	—	—
	05/22/19	1,421	72,599	1,421	72,599
	05/04/20	5,541	283,090	3,694	188,726
(1)	Amounts in this column represent RSU awards, which vest ratably over a three-year period from the grant date.
(2)
The amounts in this column include dividend equivalents, accrued through February 28, 2021, of the underlying equity award that will vest if, and when, the RSUs to which such dividend equivalent relate becomes vested.

(3)
The fair market value of the RSU and PSU awards is based upon the closing market price of AZZ common stock as of February 26, 2021 (the last trading day of the Company’s fiscal year 2021), which was $51.09.

(4)
Amounts in this column represent PSUs granted on May 18, 2018, May 22, 2019 and May 4, 2020, which have a three-year performance cycle and will vest and become payable, if at all, on the third anniversary of the grant date. The amounts in this column also include accrued dividend equivalents through February 28, 2021, that will vest if, and when the PSUs to which such dividend equivalents relate become vested.

(5)	Mr. Schlom was granted a special one-time award in the amount of 1,500 RSUs that will vest in full on October 16, 2021.
(6)	Mr. Fehlman’s employment with the Company was terminated on May 31, 2020.
65	Proxy Statement

OPTION/SAR EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2021
The following table provides information regarding the vesting of RSUs and SARs exercised by NEOs during fiscal year 2021.
	Option/SAR Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas E. Ferguson	3,421	172,555	13,324(3)	403,837(4)
Philip Schlom	—	—	1,545(5)	53,581(6)
Paul W. Fehlman	—	—	1,058(7)	30,248(8)
Tara D. Mackey	—	—	2,820(9)	85,560(10)
Gary Hill	—	—	10,002(11)	327,970(12)
Bryan Stovall	87	4,244	1,367(13)	41,566(14)
(1)
Awards exercised were SARs. The value of these SARs did not convert into common stock on a one-for-one basis when exercised. The SARs were settled in shares of AZZ common stock of an amount equal to the excess value of the grant date price over the exercise price.

(2)
Awards vested were RSUs granted under the Company’s 2014 Plan, which accrue dividend equivalents during the restricted vesting period, and settled in shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award.

(3)
This number includes: (i) 2,492 RSUs that vested on April 27, 2020 plus 101 accrued dividend equivalents; (ii) 4,762 RSUs that vested on May 18, 2020 plus 125 accrued dividend equivalents; and (iii) 5,743 RSUs that vested on May 22, 2020 plus 101 accrued dividend equivalents.

(4)
The value realized upon the vesting of (i) 2,593 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 27, 2020 of $28.59; (ii) 4,887 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2020 of $30.06; and (iii) 5,844 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2020 of $31.28.

(5)
This number includes 1,523 RSUs that vested on October 21, 2020 plus 22 accrued dividend equivalents related to Mr. Schlom’s offer letter of employment, which vested in full one year from the date of grant which was October 21, 2019.

(6)	The value realized upon the vesting of 1,545 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on October 21, 2020 of $34.68.
(7)	This number includes 1,017 RSUs that vested on April 27, 2020 plus 41 accrued dividend equivalents.
(8)	The value realized upon the vesting of 1,058 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 27, 2020 of $28.59.
(9)
This number includes: (i) 415 RSUs that vested on April 27, 2020 plus 16 accrued dividend equivalents; (ii) 1,190 RSUs that vested on May 18, 2020 plus 31 accrued dividend equivalents; and (iii) 1,148 RSUs that vested on May 22, 2020 plus 20 accrued dividend equivalents.

(10)
The value realized upon the vesting of (i) 431 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 27, 2020 of $28.59; (ii) 1,221 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2020 of $30.06; and (iii) 1,168 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2020 of $31.28.

(11)
This number includes: (i) 415 RSUs that vested on April 27, 2020 plus 16 accrued dividend equivalents; (ii) 992 RSUs that vested on May 18, 2020 plus 26 accrued dividend equivalents; (iii) 957 RSUs that vested on May 22, 2020 plus 16 dividend equivalents; and (iv) 7,500 RSUs that vested on November 1, 2020 plus 80 dividend equivalents.

(12)
The value realized upon the vesting of (i) 431 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 27, 2020 of $28.59; (ii) 1,018 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2020 of $30.06; (iii) 973 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2020 of $31.28; and (iv) 7,580 RSUs (including dividend equivalents) based on the closing price of our common stock on November 1, 2020 of $33.59.

(13)
This number includes: (i) 249 RSUs that vested on April 27, 2020 plus 10 accrued dividend equivalents; (ii) 397 RSUs that vested on May 18, 2020 plus 10 accrued dividend equivalents; and (iii) 689 RSUs that vested on May 22, 2020 plus 12 accrued dividend equivalents.

(14)
The value realized upon the vesting of (i) 259 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 27, 2020 of $28.59; (ii) 407 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 18, 2020 of $30.06; and (iii) 701 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 22, 2020 of $31.28.

66	Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION, DEATH, DISABILITY OR CHANGE OF CONTROL
Payments Made to Mr. Fehlman upon Termination
In connection with Mr. Fehlman’s departure, the Company and Mr. Fehlman entered into a severance agreement dated May 25, 2020. Under the terms of the severance agreement, in consideration of his ongoing cooperation and assistance in an orderly transition of the duties of the chief financial officer role and his release of any potential claims against the Company, Mr. Fehlman received the following severance benefits for termination without cause: (i) $296,613, representing 12 months of base salary continuation in the form of bi-weekly payments; (ii) $45,634 of accrued vacation in a lump sum payment; and (iii) $66,837 representing a cash payment of his applicable pro-rata target cash incentive bonus under the STI Plan. Mr. Fehlman’s unvested RSUs, PSUs and SARs were forfeited at the time of the termination of his employment. A total of 5,230 RSUs, 10,525 PSUs and 8,089 SARs were subject to the forfeiture.
Each of Messrs. Ferguson, Schlom and Hill has an employment agreement with AZZ that are described in detail above in the section titled “Employment Agreements.” As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements, as well as pursuant to other compensatory arrangements.
If, prior to a change of control, Mr. Ferguson’s employment is terminated due to disability or death or for Cause, Mr. Ferguson, or his estate, shall be entitled to receive in a lump sum (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for any business expenses incurred prior to the date of termination. If the Company terminates Mr. Ferguson’s employment without Cause, he is entitled to receive (i) the amounts described in the immediately preceding sentence, payable in a lump sum payment, (ii) a cash amount equal to his base salary from the date of his termination to the end of the term of his Second Amended CEO Agreement (but in no event less than his base pay for a 24 month period), payable in accordance with the Company’s standard payroll procedures (the “Severance Payment”) and (iii) a portion of the cash award he would have received under the Company’s Senior Management Bonus Plan, pro-rated as of the date of such termination and calculated as if Mr. Ferguson were employed by the Company as of the last day of the relevant fiscal year, all qualitative goals have been achieved and all quantitative goals have been satisfied in the amounts determined by the board of directors. In addition, if the Company does not renew the term of Mr. Ferguson’s Second Amended CEO Agreement on the third anniversary thereof, Mr. Ferguson shall be entitled to receive (i) the amounts described in the first sentence of this paragraph, payable in a lump sum payment, and (ii) a cash amount equal to 12 months of his base salary, as in effect on October 3, 2022, payable in accordance with the Company’s standard payroll procedures. Except in the event the Company terminates Mr. Ferguson’s employment for Cause or Mr. Ferguson voluntarily terminates his employment without Good Reason, all stock options, RSUs, PSUs and SARs would immediately vest and become exercisable.
In Mr. Ferguson’s Second Amended CEO Agreement, “Cause” is defined as (i) his commission or conviction of, or the entering of a guilty plea or plea of no contest by him with respect to, a felony, the equivalent thereof, any other crime with respect to which imprisonment is a possible punishment, or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft, or sexual harassment; (ii) excessive absenteeism by Mr. Ferguson not related to death or disability or otherwise permissible by applicable law or the Company’s policies for sick leave, permitted vacations, or paid time off; (iii) Mr. Ferguson’s engaging in any activity (including, without limitation, alcohol or drug abuse or other self-induced affliction, or making disparaging remarks about the Company or any of its affiliates or any of their respective officers, employees, managers, directors, members or shareholders) that injures (monetarily or otherwise), in a material respect, the reputation, business or a business relationship of the Company or any of its affiliates; (iv) Mr. Ferguson’s gross negligence or material malfeasance (including, without limitation, commission of any intentional act of fraud, misappropriation or theft against the Company or its affiliates or his intentional misrepresentation of any material financial or operating results of the Company or any of its affiliates); (v) Mr. Ferguson’s significant violation of any statutory or common law duty of loyalty to the Company or any of its affiliates; (vi) Mr. Ferguson’s material breach of any provision of his Second Amended CEO Agreement or of a material written policy or code of conduct of the Company; or (vii) Mr. Ferguson’s refusal or failure to carry out the legitimate directives or instructions of the board of directors (or such other person to whom he reports as may be designated from time to time by the board of directors) that are consistent with the scope and nature of his duties and responsibilities set forth herein; provided that in the case of clause (ii), (vi) or (vii) above, only if such breach, refusal or failure has not been cured within fifteen (15) days after Mr. Ferguson’s receipt of written notice from the Company describing such breach or failure in reasonable detail; provided, further, that Mr. Ferguson shall be entitled to no more than one opportunity to cure such matters for any reason.
In Mr. Ferguson’s Second Amended CEO Agreement, “Good Reason” is defined as (i) the relocation by the Company of Mr. Ferguson’s principal place of employment of more than fifty (50) miles from the location of his principal place of employment as of the date hereof, which relocation is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such relocation; (ii) a reduction by the Company in Mr. Ferguson’s base salary, unless such reduction is rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice referring to this provision and describing such reduction; (iii) a material diminution of Mr. Ferguson’s responsibilities or duties, which diminution is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such diminution; (iv) any other material breach by the Company of any material provision of Mr. Ferguson’s Second Amended CEO Agreement, which material breach is not corrected within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of a notice referring to this provision and describing such material breach; or (v) a material breach by the Company of any equity award agreement (whether with respect to SARs, RSUs or otherwise) by and between the Company and Mr. Ferguson then in effect or the terms of any equity plan incorporated therein, which material breach is not corrected within forty-five (45) days after the date of receipt by the board of directors from Mr. Ferguson of a notice describing such material breach.
67	Proxy Statement

Senior Management Bonus Plan. A discussion of short-term cash incentive payments under the Company’s Senior Management Bonus Plan can be found on page 50 of this Proxy Statement, under the section titled, “Performance–Based Incentive Compensation.”
Messrs. Schlom’s and Hill’s employment agreements contain provisions identical to those described above with respect to Mr. Ferguson’s Second Amended CEO Agreement, except that they would each receive different amounts of base salary and other compensation, which amounts are described in the Summary Compensation Table above, and that each of their Severance Payments would be calculated based on a minimum period of 12 months rather than 24 months.
Payments Made Upon a Change In Control
Ferguson Change In Control Agreement. If, during the period of time beginning on the date a definitive agreement regarding a change in control is executed and ending on the date one year following a change in control, Mr. Ferguson’s employment is terminated for any reason other than by the Company for Cause or by Mr. Ferguson without Good Reason (in each case as defined in his employment agreement), the Company would be required to pay him (i) his full base salary through his date of termination and (ii) a payment equal to 299% of his base salary (without giving effect to any reduction in base salary serving as grounds for termination for Good Reason) (a “Change in Control Severance Payment”), in each case through a lump sum payment to be made promptly following Mr. Ferguson’s execution and delivery of a release and waiver agreement. However, if Mr. Ferguson’s employment is terminated after the execution of such definitive agreement and before the change in control occurs, the portion of the 299% of base salary he would have received under his Second Amended CEO Agreement (but for the execution of such definitive agreement) will be paid in installments as provided under his Second Amended CEO Agreement, and any remainder of the 299% of base salary will be paid in a lump sum. In addition, upon such a termination of employment following a change in control, all unvested equity awards held by Mr. Ferguson shall immediately vest and become exercisable. If Mr. Ferguson’s severance payment constitutes an excess parachute payment subject to the excise tax under Code Section 4999, the amount of his severance will be reduced by the amount necessary to avoid that excise tax, but only if that reduction will yield a larger net payment amount than the full severance payment reduced by such excise tax.
Hill and Schlom Change In Control Agreements. Messrs. Hill’s and Schlom’s Change in Control Agreements contain provisions identical to those above for Mr. Ferguson with respect to Mr. Ferguson’s Change in Control Agreement except that Messrs. Hill’s and Schlom’s Change in Control Severance Payments are calculated as (i) their full base salary through their date of termination; and (ii) 200% of both their annual base salary plus their target annual cash bonus.
Executive Change In Control Agreements. The Executive Change in Control Agreements with Ms. Mackey and Mr. Stovall provide:
•
If the executive’s employment is terminated within one year following a change in control by the Company for Cause or by the executive for other than Good Reason, the Company must pay him or her their full base salary through the date of termination plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligation to him or her under the Change in Control Agreement.

•
If the executive’s employment is terminated before one year following a change in control by the Company other than for Cause or disability, or by the executive for Good Reason, he or she shall be entitled to a lump sum payment of his or her base salary through the date of termination plus any other amounts to which he or she is entitled under any compensation plan of the Company at the time such payments are due; a lump sum severance payment in an amount equal to two (2) times his or her base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code, and the vesting and immediate exercisability of all stock options, RSUs, PSUs and SARs; and reimbursement for all legal fees and expenses incurred in seeking to enforce the Executive Change in Control Severance Agreement.

•
“Cause” as used in the Executive Change in Control Severance Agreements is defined as (1) conviction of a crime involving moral turpitude or providing for imprisonment, (2) commission of any willful malfeasance or gross negligence in the discharge of his or her duties to the Company or any of its subsidiaries, having a material adverse effect on the Company or any of its subsidiaries or (3) failure to timely correct after written notice, any specific failure in performance of the duties of his or her position with the Company.

•	“Good Reason” as used in such Executive Change in Control Severance Agreements includes, with respect to each executive:
(A)	a substantial adverse alteration in the nature or status of his or her responsibilities from those in effect immediately prior to the change in control;
(B)	a reduction in his or her annual base salary in effect on the date of the change in control;
(C)
the relocation of the Company’s principal executive offices or the Company's requiring the executive to be based anywhere other than a site less than thirty (30) miles from the site where he or she is now principally based;

(D)	the failure by the Company, without his or her consent, to pay to him or her any portion of his or her current compensation;
(E)
the failure by the Company to continue or replace any compensation plan material to his or her total compensation or the failure to continue his or her participation therein on a basis not materially less favorable, as existed at the time of the change in control;

68	Proxy Statement

(F)
the failure of the Company to continue to provide him or her with benefits substantially similar to those enjoyed by him or her under deferred compensation plans, life insurance, medical, health and accident, or disability or vacation plans or policies in which he or she was participating at the time of the change in control;

(G)	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Change in Control Severance Agreement; or
(H)	any purported termination of his or her employment by the Company other than because of total disability, death or for Cause.
The Company has an opportunity to correct the matters specified in clauses (A), (B), (E), (F), (G), or (H) of the immediately preceding sentence before they constitute Good Reason.
POTENTIAL PAYMENTS
The following table reflects the amount of compensation to each of the NEOs in the event of termination of that executive’s employment as the result of voluntary termination, involuntary not-for-cause termination, for “Cause” termination, termination following a change of control and disability or death of the executive effective as of February 28, 2021. The following calculations assume that each NEO had met requirements under our incentive compensation plans and the executive was employed as of year-end to receive benefits related to fiscal year 2021, and thus include amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company. As of February 28, 2021, each executive had received all of the base salary earned during fiscal year 2021, and no portion of his or her base salary was unpaid at that date. Because Mr. Fehlman ceased to serve as Senior Vice President and Chief Financial Officer as of May 31, 2020, he is omitted from the following table:
TRIGGERING EVENTS
	Termination of Employment Before Change in Control			Termination of Employment Within Two Years After Change in Control
	Death/ Disability	Termination for Cause	Termination Without Cause	Death/ Disability	Termination for Cause	Termination Without Cause	Voluntary For Good Reason	Voluntary Without Good Reason
Thomas Ferguson
Severance	$—	$—	$2,238,705(1)	$—	$—	$2,231,243(2)	$2,231,243(2)	$—
Short-Term Cash Incentive(3)	$	$—	$—	$—	$—	$—	$—	$—
SARs(4)	$—	$—	$—	$—	$—	$—	$—	$—
RSUs(5)	$2,274,884	$—	$2,274,884	$2,274,884	$—	$2,274,884	$2,274,884	$—
PSUs(6)	$3,086,193	$—	$3,086,193	$3,086,193	$—	$3,086,193	$3,086,193	$—
TOTAL	$5,361,077	$—	$7,599,782	$5,361,077	$—	$7,592,320	$7,592,320	$—
Philip Schlom
Severance	$—	$—	$577,500(7)	$—	$—	$1,155,000(8)	$1,155,000(8)	$—
Short-Term Cash Incentive(3)	$—	$—	$—	$—	$—	$—	$—	$—
SARs(4)	$—	$—	$—	$—	$—	$—	$—	$—
RSUs(5)	$289,578	$—	$289,578	$289,578	$—	$289,578	$289,578	$—
PSUs(6)	$212,330	$—	$212,330	$212,330	$—	$212,330	$212,330	$—
TOTAL	$501,908	$—	$1,079,408	$501,908	$—	$1,656,908	$1,656,908	$—
Tara Mackey
Severance	$—	$—	$118,172(9)	$—	$—	$722,942(10)	$722,942(10)	$—
Short-Term Cash Incentive(3)	$198,809	$—	$198,809	$—	$—	$—	$—	$—
SARs(4)	$18,814	$—	$18,814	$18,814	$—	$18,814	$18,814	$—
RSUs(5)	$467,678	$—	$467,678	$467,678	$—	$467,678	$467,678	$—
PSUs(6)	$655,281	$—	$655,281	$655,281	$—	$655,281	$655,281	$—
TOTAL	$1,340,582	$—	$1,458,754	$1,141,773	$—	$1,864,715	$1,864,715	$—
69	Proxy Statement

TRIGGERING EVENTS
	Termination of Employment Before Change in Control			Termination of Employment Within Two Years After Change in Control
	Death/ Disability	Termination for Cause	Termination Without Cause	Death/ Disability	Termination for Cause	Termination Without Cause	Voluntary For Good Reason	Voluntary Without Good Reason
Gary Hill
Severance	$—	$—	$550,250(7)	$	$—	$1,100,500(8)	$1,100,500(8)	$—
Short-Term Cash Incentive(3)	$—	$—	$—	$—	$—	$—	$—	$—
SARs(4)	$—	$—	$—	$—	$—	$—	$—	$—
RSUs(5)	$1,430,980	$—	$1,430,980	$1,430,980	$—	$1,430,980	$1,430,980	$—
PSUs(6)	$546,050	$—	$546,050	$546,050	$—	$546,050	$546,050	$—
Life Insurance Benefit(11)	$345,000			$345,000
TOTAL	$2,322,030	$—	$2,527,280	$2,322,030	$—	$3,077,530	$3,077,530	$—
Bryan Stovall
Severance	$—	—	$181,729(9)	$	$—	$700,000(10)	$700,000(10)	$—
Short-Term Cash Incentive(3)	$192,500	—	$192,500	$—	$—	$—	$—	$—
SARs(4)	$—	—	$—	$—	$—	$—	$—	$—
RSUs(5)	$376,891	—	$376,891	$376,891	$—	$376,891	$376,891	$—
PSUs(6)	$361,325	—	$361,325	$261,325	$—	$361,325	$261,325	$—
TOTAL	$830,716	—	$1,012,445	$638,216	$—	$1,338,216	$1,338,216	$—
(1)
This amount is Mr. Ferguson’s base salary for a period of 24 months plus a pro-rated short-term cash incentive payment. Mr. Ferguson’s Second Amended CEO Agreement with the Company provides that if he is terminated without cause, he will be entitled to his base salary for the period from the date of termination to the end of the term of the Second Amended CEO Agreement, but in any case a period of at least 24 months.

(2)	This amount is 2.99 times the base salary of Mr. Ferguson. Severance benefits for Mr. Ferguson are set forth in his Second Amended CEO Agreement.
(3)
Assuming a termination date of February 28, 2021, Mr. Ferguson would be eligible to a target annual cash incentive of 100% of his fiscal year 2021 annual base salary. Mr. Schlom would be eligible to a target annual cash incentive of 65% of his annual base salary for fiscal year 2021 and Ms. Mackey and Messrs. Hill and Stovall would be eligible to a target annual cash incentive of 55%.

(4)
All SARs for the NEOs (if applicable) have vested. The value of the SARs are calculated based upon the difference between the closing price of the Company’s common stock on February 26, 2021, the last previous trading day of $51.09, and the grant date price of $44.15.

(5)
The value of the accelerated vesting of RSUs, including any dividend equivalents accrued during the vesting period, are calculated based upon the closing price of the Company’s common stock on February 26, 2021, the last previous trading day ($51.09).

(6)
Pursuant to the 2014 Plan and the accompanying award agreements, the compensation committee in its sole discretion may deem the PSUs be payable at the target amount (i.e., 100% achievement of the performance goals) in the event that the vesting date of such PSUs is accelerated. The value of the PSUs granted during fiscal years 2019, 2020 and 2021, including any dividend equivalents accrued, was calculated using the closing price of the Company’s common stock on February 26, 2021 ($51.09) and assuming that the compensation committee determined that these PSUs were each payable at their respective target amounts.

(7)
This amount represents Mr. Hill’s and Mr. Schlom’s base salaries for a period of 12 months plus a pro-rated short-term cash incentive payment. Mr. Hill’s and Mr. Schlom’s employment agreements with the Company provide that if they are terminated without cause, they each would be entitled to their base salaries for the period from the date of termination to the end of the term of the employment agreement, but in any case a period of at least 12 months.

(8)
This amount represents two times Mr. Hill’s and Mr. Schlom’s annual base salaries and target annual cash bonuses. Severance benefits for Messrs. Hill and Schlom are set forth in their employment agreements.

(9)
The AZZ Inc. Severeance Plan provides guidelines for payment of benefits to eligible employees in the event of an involuntary termination of employement and who do not receive severance benefits under an existing employment agreement. This number represents the severance payment guidelines equal to one week and an additional two weeks of base salary for each year of employment, not to exceed more than 26 weeks of base pay.

(10)	This amount represents two times the base salary for Ms. Mackey and Mr. Stovall.
(11)	Term life insurance payable by the Company pursuant to Mr. Hill’s employment agreement.
70	Proxy Statement

CEO PAY RATIO
As required by Section 953(b) of the Dodd - Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, AZZ is providing the following information regarding the ratio of the annual total compensation for the Company’s chief executive officer to the median of the annual total compensation of all of the Company’s employees, other than the chief executive officer (the “CEO Pay Ratio”). For fiscal year 2021, Mr. Ferguson had annual total compensation of $3,223,988, as reflected in the Summary Compensation Table on page 61 in this Proxy Statement. Our median employee’s annual total compensation was $37,973 for fiscal year 2021. As a result, the Company’s CEO Pay Ratio for fiscal year 2021 was 85:1.
As permitted by the SEC rules, the median employee utilized for fiscal year 2021 is the same employee identified in fiscal year 2020 because there have not been any material changes in our employee population or employee compensation arrangements during the last completed fiscal year that would result in a significant impact to the Company’s CEO Pay Ratio for fiscal year 2021. In fiscal year 2020, we identified our median employee based upon the total cash compensation paid during the 12-month period ended December 31, 2019, which was consistently applied to all of our employees included in the calculation. We annualized the compensation of all full-time employees hired during this period. For purposes of determining the median employee, we considered for each of our employees (i) actual base salary (in the case of hourly workers, base wages including overtime); (ii) cash bonuses paid during the year; (iii) 401(k) matching contribution; and (iv) sales commissions, if applicable. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology used to determine the annual total compensation of Mr. Ferguson and our other NEOs as required to be set forth in the Summary Compensation Table of this Proxy Statement.
71	Proxy Statement

AUDIT COMMITTEE REPORT
The Company’s audit committee is composed entirely of non-management directors. The board of directors has determined that all members of the audit committee are independent as that term is defined in the NYSE’s listing standards and Section 10A(m)(3) of the Exchange Act, and that Messrs. Berce and Purvis each qualifies as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.
The audit committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the audit committee. The audit committee reviews with the auditors the plan and scope of the annual audit. It reviews with management and the independent auditor the annual audited financial statements and recommends to the board of directors whether they should be included in AZZ’s Annual Report. It similarly reviews quarterly financial reports and all earnings press releases. The audit committee also has general oversight of AZZ’s accounting, financial reporting and internal audit function. Management is responsible for the preparation, presentation and integrity of AZZ’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Grant Thornton, LLP (“GT”), an independent registered public accounting firm and our independent auditor for the fiscal year ended February 28, 2021, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).
The audit committee meets with AZZ’s director of internal audit and GT with and without management present to discuss the results of their examinations, their evaluations of AZZ’s internal controls and the overall quality of AZZ’s financial reporting.
The audit committee serves as an oversight role, providing advice, counsel and direction to management and GT on the basis of information it receives, discussions with management and GT, and the experience of the audit committee’s members in business, financial and accounting matters. The audit committee members’ functions are not intended to duplicate or to certify the activities of management and GT.
The audit committee operates under a written charter, which complies with all current regulatory requirements and was adopted by the board of directors. A copy of the full text of the charter is available on AZZ’s website at www.azz.com/investor-relations. The audit committee reviews and assesses the adequacy of its charter on an annual basis.
The audit committee has:
•	reviewed and discussed the audited consolidated financial statements with management;
•	discussed with GT the independence of GT and the matters, if any, required to be discussed by PCAOB Auditing Standard No. 1301 “Communications with Audit Committees”; and
•	received the letter and the written disclosures from GT required by Rule 3520 of the PCAOB.
Based on the review and discussions referred to in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AZZ’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2021.
AUDIT COMMITTEE

Daniel E. Berce (Chairman) Paul Eisman Clive A. Grannum Venita McCellon-Allen Steven R. Purvis
72	Proxy Statement

RELATIONSHIP WITH INDEPENDENT AUDITORS
Independent Auditor Fees
The following table represents the fees incurred for professional services rendered by GT, our independent auditors, for the audit of our financial statements for fiscal years 2021 and 2020. All services listed below were pre-approved by the audit committee.
	February 28, 2021	February 29, 2020
Audit Fees(1)	$794,011	$863,508
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$794,011	$863,508
(1)	Includes fees for services related to the annual audit of the consolidated financial statements, and reviews of our quarterly reports on Form 10-Q.
Pre-approval of Non-Audit Fees
The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit related services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees listed above were approved in accordance with this policy. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services where the fees for the engagement do not exceed $50,000 per project and $100,000 in the aggregate, provided that the chairman reports any decisions to the audit committee at its next scheduled meeting.
73	Proxy Statement

PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Grant Thornton LLP (“GT”) to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2022, subject to your ratification. Representatives of GT will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement should they desire to do so.
The board of directors is asking you to ratify the selection of GT. Although our Bylaws do not require this ratification, the board of directors believes that the selection of the independent registered public accounting firm is an important matter for shareholder consideration and that such a proposal provides shareholders with an important opportunity to provide direct feedback to the board of directors on an important issue of corporate governance. If our shareholders do not ratify the selection of GT, we will consider that action as feedback to the audit committee and the board of directors to consider the selection of a different accounting firm. Even if you do ratify the selection of GT, the audit committee may select a different independent registered public accounting firm, subject to ratification by the full board of directors, whenever it determines that such a change would be in the best interests of AZZ and its shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GT TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2022.
74	Proxy Statement

OTHER INFORMATION
The board of directors have not received valid notice of any other matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other business is properly brought before the shareholders at the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.
SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2022 ANNUAL MEETING
To be included in the proxy statement relating to the fiscal year 2022 Annual Meeting of Shareholders, shareholders proposals must be received by our corporate secretary no later than 5:00 p.m. local time, February 1, 2022.
In order to bring a matter before the fiscal year 2022 Annual Meeting of Shareholders that is not contained in the proxy statement, including the nomination of an individual for election as a director, a shareholder must comply with the advance notice provisions of our Bylaws. Our Bylaws require that we receive notice of the matter no earlier than March 15, 2022, and no later than April 14, 2022. You may contact our secretary to find out what specific information regarding the matter must be included with the advance notice.
VOTING SECURITIES
Shareholders of record on May 14, 2021, will be entitled to vote at the 2021 Annual Meeting of Shareholders. As of May 14, 2021, there were 25,014,715 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter voted on at the meeting. An abstention will not be counted as voting for a matter, and, therefore, will have the same effect as a vote against the matter. Votes withheld, including broker non-votes, will not be counted as a vote either for or against the matter.
INCORPORATION BY REFERENCE
The Compensation Committee Report on Executive Compensation and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that AZZ makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that AZZ specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
The financial statements and other information required by Item 13(a)(1)-(5) of Schedule 14A to be provided herein are incorporated by reference to AZZ’s Annual Report on Form 10-K filed with the SEC on April 23, 2021.
WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION
Our website is www.azz.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Conduct, and Board committee charters, are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at One Museum Place, 3100 W. 7th Street, Suite 500, Fort Worth, Texas 76107.
75	Proxy Statement

Map and Driving Directions to AZZ Inc.

Fort Worth
3100 W 7th St
Kimbell Art Museum
W 5th St
Rivercrest Dr
Cut Off Rd
Fort Worth
Convention Center
W Lancaster Ave
Will Rogers
Memorial Center
Camp Bowie Blvd
Hemphill St
E Hattie St
W Rosedale St
Hulen St
Pottery Barn
Fort Worth Zoo
Chisholm Trail Pkwy
W Allen Ave
E Allen Ave
S Main St
8th Ave
Evans Ave
BUS
287
347
199
280
30
35W

Instructions from Dallas/Fort Worth International Airport
1.	Head toward South 22nd Ave. on West 32nd St. (183 ft)
2.	Make a U-Turn onto West 32nd St. (0.1 miles)
3.	Turn slightly right onto South Service Rd. (1.3 miles)
4.	Take left ramp onto International Pkwy South (TX-97-SPUR) toward TX-183/TX-360 (0.9 miles)
5.	Take ramp onto TX-183 West (Airport Fwy) toward Ft. Worth (10.7 miles)
6.	Continue on I-820 (0.7 miles)
7.	Keep left onto TX-121 South toward Downtown Ft. Worth (7.1 miles)
8.	Take the exit toward Downtown/Belknap St. onto East Belknap St. (1.7 miles)
9.	Turn slightly left onto Energy Way (0.1 miles)
10.	Turn slightly right onto Summit Ave. (301 ft)
11.	Turn right onto West 7th St. (1.2 miles)
12.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.
Instructions from Downtown Fort Worth
1.	Head toward West 6th St. on Taylor St. (124 ft)
2.	Turn right onto West 6th St. (0.2 miles)
3.	Turn slightly right onto West 7th St. (1.6 miles)
4.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.

2021 Annual Meeting of Shareholders
10:00 a.m. local time, July 13, 2021
AZZ Inc.
One Museum Place, 4th Floor
3100 West 7th Street
Fort Worth, TX 76107

BROADRIDGE FINANCIAL SOLUTIONS, INC.
51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time, on July 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time, on July 12, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54838-P56448 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AZZ INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Daniel E. Berce	☐	☐	☐
1b. Paul Eisman	☐	☐	☐
1c. Daniel R. Feehan	☐	☐	☐
1d. Thomas E. Ferguson	☐	☐	☐
1e. Clive A. Grannum	☐	☐	☐
1f. Carol R. Jackson	☐	☐	☐
1g. Venita McCellon-Allen	☐	☐	☐
1h. Ed McGough	☐	☐	☐
1i. Steven R. Purvis	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	For	Against	Abstain
2. Approve, on an advisory basis, AZZ`s Executive Compensation Program.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3:	1 Year	2 Years	3 Years	Abstain
3. Approve, on an advisory basis, the frequency of "Say-on-Pay" votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	For	Against	Abstain
4. Ratify the appointment of Grant Thorton, LLP to serve as AZZ's independent registered public accounting firm for the fiscal year ending February 28, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D54839-P56448

AZZ INC.
Annual Meeting of Shareholders
July 13, 2021, 10:00 AM, Local Time
This proxy is solicited by the Board of Directors

The shareholders hereby appoint Thomas E. Ferguson and Philip Schlom, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AZZ Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Local Time on July 13, 2021, at One Museum Place, 3100 W. 7th Street, 4th Floor, Fort Worth, TX 76107, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations in all routine matters.

Continued and to be signed on reverse side